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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-116540

Prospectus Supplement to Prospectus dated July 28, 2004.

$275,000,000 Buckeye Partners, L.P. 5.300% Notes due 2014

        We will pay interest on the notes on April 15 and October 15 of each year. The first such payment will be made on April 15, 2005. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. We may redeem the notes, in whole or in part, at any time or from time to time prior to their maturity at the redemption price described in this prospectus supplement.

        The notes will be senior unsecured indebtedness of Buckeye Partners, L.P. and will rank equally in right of payment to all existing and future unsubordinated indebtedness of Buckeye Partners, L.P. The notes will be effectively junior to all existing and future debt and other liabilities of our subsidiaries.

        See "Risk Factors" beginning on page S-14 of this prospectus supplement and page 5 of the accompanying base prospectus.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	99.715%	$274,216,250
Underwriting discount	0.650%	$1,787,500
Proceeds, before expenses, to Buckeye Partners, L.P.	99.065%	$272,428,750

        The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from October 12, 2004 and must be paid by the purchasers if the notes are delivered after October 12, 2004.

        The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on October 12, 2004.

Goldman, Sachs & Co.	Citigroup
SunTrust Robinson Humphrey
Banc of America Securities LLC
BNP PARIBAS
JPMorgan
RBC Capital Markets
Wachovia Securities
KeyBanc Capital Markets
Lehman Brothers
Merrill Lynch & Co.
UBS Investment Bank

Prospectus Supplement dated October 6, 2004.

        This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If information varies between the prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus or the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein is accurate as of any date other than its respective date.

i

SUMMARY

        You should carefully read the entire prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference to understand fully the terms of the notes, as well as the tax and other considerations that are important in making your investment decision.

        For purposes of this prospectus supplement and the accompanying base prospectus, unless otherwise indicated, the terms "us," "we," "our" and similar terms refer to Buckeye Partners, L.P., together with our subsidiaries. Unless otherwise indicated, the information in this prospectus supplement reflects our acquisition of the Midwest pipelines and terminals from Shell Oil Products U.S., or Shell, on October 1, 2004.

Buckeye Partners, L.P.

        We are a publicly traded master limited partnership organized in 1986 under the laws of the State of Delaware. Our principal line of business is the transportation, terminalling and storage of refined petroleum products in the United States for major integrated oil companies, large refined products marketing companies and major end users of petroleum products on a fee basis through facilities that we own and operate.

        With the completion of our acquisition of the assets from Shell described below, we own and operate one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 4,500 miles of pipeline serving 13 states. We also operate approximately 1,300 miles of pipeline under agreements with major oil and chemical companies. Further, we own and operate 38 refined petroleum products terminals with aggregate storage capacity of approximately 15.4 million barrels in Illinois, Indiana, Michigan, Massachusetts, Missouri, New York, Ohio and Pennsylvania.

        Our pipelines service approximately 90 delivery locations. We transport refined petroleum products including gasoline, turbine fuel, diesel fuel, heating oil and kerosene from major supply sources to terminals and airports located within major end-use markets. We also transport other refined products, such as propane and butane, refinery feedstocks and blending components. Our transportation services are typically provided on a common carrier basis under published tariffs for our customers. Our geographical diversity, connections to multiple sources of supply and extensive delivery system help create a strong base business. We are not affiliated with oil companies and generally do not own the petroleum products that we transport.

        On October 1, 2004, we completed the acquisition of five refined petroleum products pipelines with aggregate mileage of approximately 900 miles and 24 refined petroleum products terminals with aggregate storage capacity of approximately 9.3 million barrels located in the Midwestern United States from Shell for a total purchase price of $517 million plus an estimated $8 million of transition costs to be incurred over the next six to nine months. We funded a portion of the purchase price with a $300 million interim loan and the balance of the purchase price with borrowings under our $400 million five-year revolving credit facility. We intend to use the net proceeds from this offering to repay a portion of the indebtedness under our interim loan. We expect to repay the remaining indebtedness outstanding under our interim loan and to reduce the indebtedness outstanding under our revolving credit facility with net proceeds from future issuances of equity or long-term senior debt, or a combination thereof, in each case, as market conditions permit. Wood River Pipe Lines LLC, a newly formed Delaware limited liability company and our wholly owned subsidiary, acquired the five refined petroleum products pipelines and Buckeye Terminals, LLC, a wholly owned subsidiary of Buckeye Pipe Line Holdings, L.P., acquired the 24 refined petroleum products terminals. For more information about the acquisition and our related financing plan, please read "—Recent Acquisition of Midwest Pipelines and Terminals," "Use of

Proceeds," "Overview of Recent Acquisition of Midwest Pipelines and Terminals" and "Underwriting" in this prospectus supplement.

        We conduct all of our operations through five operating subsidiaries. Our five operating subsidiaries are:

  •
  Buckeye Pipe Line Company, L.P., or Buckeye Pipe Line, which owns a 2,643-mile interstate common carrier refined petroleum products pipeline serving major population centers in nine states. It is the primary turbine fuel provider to John F. Kennedy International Airport, LaGuardia Airport, Newark International Airport and certain other airports within its service territory.

  •
  Laurel Pipe Line Company, L.P., or Laurel, which owns a 345-mile intrastate common carrier refined products pipeline connecting five Philadelphia area refineries to 14 delivery points across Pennsylvania.

  •
  Wood River Pipe Lines LLC, or Wood River, which owns the five refined petroleum products pipelines with aggregate mileage of approximately 900 miles located in the Midwestern United States that we recently acquired from Shell. For more information about these assets, please read "—Recent Acquisition of Midwest Pipelines and Terminals" and "Overview of Recent Acquisition of Midwest Pipelines and Terminals" in this prospectus supplement.

  •
  Everglades Pipe Line Company, L.P., or Everglades, which owns a 37-mile intrastate common carrier refined petroleum products pipeline connecting Port Everglades, Florida to Ft. Lauderdale Hollywood International Airport and Miami International Airport. It is the primary turbine fuel provider to Miami Airport.

  •
  Buckeye Pipe Line Holdings, L.P., or BPH, which collectively with its subsidiaries, owns (or in certain instances leases from our other subsidiaries) and operates 38 refined petroleum products terminals, including the terminals recently acquired from Shell, with aggregate storage capacity of approximately 15.4 million barrels, owns 535 miles of pipelines in the Midwest and West Coast, operates pipelines in the Gulf Coast region and holds a minority stock interest in a Midwest products pipeline and in a natural gas liquids pipeline system. For more information about our recently acquired refined petroleum products terminals, please read "—Recent Acquisition of Midwest Pipelines and Terminals" and "Overview of Recent Acquisition of Midwest Pipelines and Terminals" in this prospectus supplement.

Business Strategy

        Our objective is to increase the value of our limited and general partner interests by consistently increasing our cash flow and accordingly, our cash available for distributions to our unitholders. Our business strategy to accomplish this objective is to:

  •
  Own and operate high-quality logistics assets;

  •
  Increase throughput on our pipelines and terminals that have available capacity;

  •
  Expand our existing pipelines and terminals to facilitate customer-generated growth;

  •
  Maintain and enhance the integrity of our pipelines and terminals;

  •
  Focus on customer service in order to remain the provider of choice in markets served; and

  •
  Pursue selective strategic acquisition opportunities that complement our existing asset base or provide entry into new markets.

        We continually evaluate new acquisition opportunities. Consistent with our balanced risk profile, we focus our acquisition efforts on stable cash flow businesses with a substantial fee-based component. Since 1999, we have invested approximately $750 million in acquisitions of various pipeline and terminal businesses and major capital expansion projects. In recent years, major independent and integrated oil and gas companies have sold midstream assets, continuing the trend of rationalization of the energy infrastructure in the United States. We expect this trend will continue and believe we are well-positioned to take advantage of these opportunities.

Competitive Strengths

        We believe the following competitive strengths position us to successfully execute our business strategy:

  •
  Strategic location of assets. We own one of the largest independent refined petroleum products pipeline systems in the United States and our terminal and storage facilities are strategically located allowing us to promote higher levels of overall throughput and incrementally increase pipeline volumes on our system. Our assets are primarily located in Petroleum Administration for Defense Districts I and II, or PADDs I and II, areas which have historically experienced demand for refined products in excess of local supply. The pipeline and terminal assets acquired from Shell expand our presence in PADD II. The strategic location of our assets enables us to take advantage of domestic imbalances and international imports.

  •
  Cash flow stability due to fee-based nature of businesses. We provide pipeline transportation services at posted tariffs, storage services for a fee and pipeline operation and maintenance services pursuant to contracts. Buckeye Pipe Line, our largest operating subsidiary, has a market-based tariff program, approved by the Federal Energy Regulatory Commission, or FERC, providing us with more flexibility in our tariff pricing than is available under the producer price index pricing formula, which is used by most petroleum products pipelines. Our pipeline system is connected to various refineries, third-party pipelines and import marine terminals, which provide flexibility in sourcing throughput. These connections, together with our strong customer relationships, enable us to maintain stable pipeline throughput. In addition, since we generally do not take title to the products we transport, we have limited direct exposure to volatile commodity prices.

  •
  Alignment of employee and management interests with those of our unitholders. Our general partner is primarily compensated through incentive compensation payments based upon the level of cash distributions paid to our unitholders. As a result of this compensation arrangement and our senior management's ownership interest in our general partner (through their ownership interest in BPL Acquisition L.P., the indirect owner of our general partner), we believe our general partner's interest is aligned with the interests of our limited partners, and our senior management team has a strong financial incentive to manage our business so as to increase the level of cash distributions paid to our unitholders. In addition, we have an employee stock ownership plan in which the majority of our employees participate. The plan owns approximately 8% of our outstanding limited partnership units, which allows participating employees to benefit from our success as a business.

  •
  Enhanced access to capital and financial flexibility. We believe that we have a lower cost of debt and equity capital than many of our competitors. Our senior unsecured non-credit enhanced debt has an investment grade rating from both Standard & Poor's Rating Services, or S&P, and Moody's Investors Service, or Moody's. These ratings are higher than the majority of other midstream publicly traded master limited partnerships. Our incentive compensation structure effectively caps the right of our general partner to receive as much as 32% of cash available for distribution at the highest incremental level. We believe that our overall cost of capital enhances our ability to compete for acquisitions and ultimately to increase cash distributions to our unitholders.

  •
  Growth opportunities provided by our recent acquisition of the Midwest pipelines and terminals from Shell. The pipeline and terminal assets acquired from Shell are complementary to our existing infrastructure. These assets also further expand our presence in the PADD II region. Furthermore, Shell historically operated the assets on a proprietary basis leaving a portion of their capacity unutilized. We believe our conversion of these assets to independent third-party service will allow us to experience organic growth through increased throughput volumes from parties other than Shell. In addition, we have obtained minimum pipeline and terminal revenue commitments from Shell which we believe will provide us with stable cash flows from the acquired assets over the next three years.

  •
  Experienced management team. Members of our senior management team have extensive experience in the energy sector and have demonstrated a track record of generating consistent cash distributions and successfully growing our business.

Recent Acquisition of Midwest Pipelines and Terminals

        On October 1, 2004, we acquired five refined petroleum products pipelines and 24 petroleum products terminals located in the Midwestern United States from Shell for a total purchase price of $517 million.

        The acquisition of these assets expands our presence in the Midwestern U.S. markets. According to the Department of Energy's Energy Information Administration, or EIA, demand for refined products in PADD II was approximately 4.6 million barrels per day in 2003 while refinery output in the region was approximately 3.4 million barrels per day, resulting in a 1.2 million barrel per day shortfall. This shortfall creates the need for refined petroleum products to be delivered from other regions via pipeline, barge or, to a lesser degree, truck.

        The acquisition more than doubles the number of terminals we operate and provides us with connections to the ConocoPhillips Wood River refinery in Illinois, the Explorer pipeline and other common carrier pipelines throughout the Midwest. The Wood River refinery, with a capacity of 288,000 barrels per day, is ConocoPhillips's largest refinery and the second largest refinery in PADD II. It is also the only refinery located within a 200-mile radius of the refinery. Our connection to the 1,400-mile Explorer pipeline gives us access to refined products produced in numerous Gulf Coast refining centers.

        The Shell assets complement our current infrastructure. Several of the pipelines acquired from Shell connect to our existing pipeline system. Given the strategic importance of these assets to us and their connections to our existing pipelines and terminals, we believe that opportunities exist for several expansion projects to improve the utilization of, and integration of the acquired assets into, our existing operations. The pipelines are being integrated into our existing Midwest field operations, and the terminals are being integrated into our existing terminal operations. Additionally, we expect to generate further growth by exploiting opportunities to connect with other pipelines in and around our existing system or to provide additional services for alternative uses, such as the transportation of liquefied petroleum gas. For more information about the acquisition and our related financing plan, please read "Use of Proceeds" and "Overview of Recent Acquisition of Midwest Pipelines and Terminals" in this prospectus supplement.

Other Recent Developments

        Investment-Grade Rating.    On September 14, 2004, Moody's affirmed our debt rating of Baa2 with a stable outlook. Moody's affirmation came after an assessment of the credit impact of our acquisition and related financing of the Midwest pipelines and terminals from Shell. In addition, on September 27, 2004, S&P lowered our credit rating from A- to BBB+, removed our ratings from credit watch negative and reported that the outlook on all of our ratings was stable. Our S&P rating had been placed on credit watch on July 2, 2004, after we announced our agreement to acquire the Midwest pipelines and terminals from Shell. Our debt ratings are higher than the majority of midstream publicly traded master limited partnerships.

        Revolving Credit Facility.    On August 6, 2004, we entered into a $400 million five-year senior revolving credit facility with a syndicate of banks led by SunTrust Bank. The revolving credit facility is guaranteed by certain of our operating subsidiaries. The revolving credit facility replaces our previous $277.5 million five-year revolving credit facility and $100 million 364-day revolving credit facility which would have expired in September 2006 and September 2004, respectively. For more information regarding our revolving credit facility, please read "Overview of Recent Acquisition of Midwest Pipelines and Terminals" in this prospectus supplement.

        Acquisition of our General Partner by Carlyle/Riverstone.    On May 4, 2004, BPL Acquisition L.P. acquired 100% of the membership interests in Glenmoor LLC, the indirect owner of our general partner. The aggregate purchase price was approximately $235 million. BPL Acquisition is a limited partnership owned by affiliates of Carlyle/Riverstone Global Energy and Power Fund II, L.P., and members of our senior management. BPL Acquisition financed a portion of its purchase of Glenmoor with a $100 million senior secured term loan. The loan is secured by pledges of substantially all of the assets of BPL Acquisition and certain of its affiliates. Such pledged assets include Buckeye Management Company LLC's membership interest in our general partner and our general partner's interest in us.

        Increase in Quarterly Distribution to Unitholders.    On July 29, 2004, the board of directors of our general partner declared a regular quarterly cash distribution of $0.6625 per unit for the second quarter of 2004. This cash distribution represents an increase in our quarterly cash distribution of $0.0125 per unit. The cash distribution was paid on August 31, 2004 to unitholders of record at the close of business on August 9, 2004. This is the 70th consecutive quarterly cash distribution paid by us, and the second increase in the cash distribution this year.

Business Activities

Refined Products Transportation

        We receive petroleum products from refineries, connecting pipelines and bulk and marine terminals and transport those products to other locations. In 2001, 2002 and 2003, refined petroleum products transportation accounted for approximately 89%, 86% and 84% of our consolidated revenues, respectively. For the six months ended June 30, 2003 and 2004, refined petroleum products transportation accounted for approximately 84% and 82% of our consolidated revenues, respectively.

        We transported an average of approximately 1,136,400 barrels of refined products per day in 2003 and approximately 1,141,200 barrels per day in the six months ended June 30, 2004. The following table shows the average daily volume and percentage of refined petroleum products transported over the three years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004.

	Volume and Percentage of Refined Petroleum Products Transportation(1)
	Year Ended December 31,						Six Months Ended June 30,
	2001		2002		2003		2003		2004
	Volume	Percent	Volume	Percent	Volume	Percent	Volume	Percent	Volume	Percent
	(Volume in thousands of barrels per day)
Gasoline	540.7	49.6%	556.4	50.5%	578.8	50.9%	562.3	50.8%	561.4	49.2%
Turbine Fuel	260.0	23.8	250.9	22.8	248.5	21.9	245.7	22.2	256.5	22.5
Middle Distillates(2)	266.8	24.5	265.4	24.1	285.4	25.1	276.0	24.9	294.8	25.8
Other Products	22.9	2.1	28.7	2.6	23.7	2.1	23.6	2.1	28.5	2.5

Total	1,090.4	100.0%	1,101.4	100.0%	1,136.4	100.0%	1,107.6	100.0%	1,141.2	100.0%

(1)
Excludes local product transfers.

(2)
Includes diesel fuel, heating oil, kerosene and other middle distillates.

        We provide refined product pipeline service in the following states: California, Connecticut, Florida, Illinois, Indiana, Massachusetts, Michigan, Missouri, New Jersey, Nevada, New York, Ohio and Pennsylvania.

        Pennsylvania—New York—New Jersey.    Buckeye Pipe Line serves major population centers in Pennsylvania, New York and New Jersey through 928 miles of pipeline. Refined petroleum products are received at Linden, New Jersey from approximately 17 major source points, including two refineries, six connecting pipelines and nine storage and terminalling facilities. Products are then transported through two lines from Linden, New Jersey to Allentown, Pennsylvania. From Allentown, the pipeline continues west through a connection with the Laurel pipeline to Pittsburgh, Pennsylvania (serving Reading, Harrisburg, Altoona/Johnstown and Pittsburgh) and north through eastern Pennsylvania into New York (serving Scranton/Wilkes-Barre, Binghamton, Syracuse, Utica, Rochester and, via a connecting carrier, Buffalo). Buckeye Pipe Line leases capacity in one of the pipelines extending from Pennsylvania to upstate New York to a major oil pipeline company. Products received at Linden, New Jersey are also transported through one line to Newark and through two additional lines to JFK, LaGuardia and to commercial refined product terminals at Long Island City and Inwood, New York. These pipelines supply JFK, LaGuardia and Newark airports with substantially all of each airport's turbine fuel requirements.

        Laurel transports refined petroleum products through a 345-mile pipeline extending westward from five refineries and a connection to Colonial Pipeline Company in the Philadelphia area to Reading, Harrisburg, Altoona/Johnstown and Pittsburgh, Pennsylvania.

        Illinois—Indiana—Michigan—Missouri—Ohio.    Buckeye Pipe Line and Norco Pipe Line Company, LLC, a wholly owned subsidiary of BPH, transport refined petroleum products through 2,025 miles of pipeline in southern Illinois, central Indiana, eastern Michigan, western and northern Ohio and western Pennsylvania. A number of receiving lines and delivery lines connect to a central corridor which runs from Lima, Ohio through Toledo, Ohio to Detroit, Michigan. Refined petroleum products are received at refinery and other pipeline connection points near Toledo, Lima, Detroit and East Chicago. Major market areas served include Peoria, Illinois; Huntington/Fort Wayne, Indianapolis and South Bend, Indiana; Bay City, Detroit and Flint, Michigan; Cleveland, Columbus, Lima and Toledo, Ohio and Pittsburgh, Pennsylvania.

        Wood River transports refined petroleum products through five pipelines located in the Midwestern United States:

  •
  a 309-mile pipeline originating at the ConocoPhillips Wood River refinery in Illinois, delivering refined products to the Chicago area and other areas in Illinois and Indiana;

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  a 355-mile pipeline originating at the ConocoPhillips Wood River refinery, delivering refined products across Illinois and Indiana and connecting with Buckeye Pipe Line's pipeline in Lima, Ohio;

  •
  a 191-mile pipeline originating at our tank farm located in Hartford, Illinois, where it receives refined petroleum products from the Explorer pipeline, and terminating at our 1.3 million barrel terminal located on the Ohio River in Mt. Vernon, Indiana; and

  •
  a 16-mile pipeline and a 24-mile pipeline, each originating at the ConocoPhillips Wood River refinery and terminating at a terminal in the St. Louis area and at the Lambert-St. Louis Airport, respectively.

For more information about our recently acquired refined petroleum products pipelines, please read "Overview of Recent Acquisition of Midwest Pipelines and Terminals" in this prospectus supplement.

        Other Refined Products Pipelines.    Buckeye Pipe Line serves Connecticut and Massachusetts through 112 miles of pipeline that transport refined petroleum products from New Haven, Connecticut to Hartford, Connecticut and Springfield, Massachusetts.

        Everglades transports primarily turbine fuel on a 37-mile pipeline from Port Everglades, Florida to Ft. Lauderdale Airport and Miami Airport. Everglades supplies Miami Airport with substantially all of its turbine fuel requirements.

        WesPac Pipeline-Reno LLC owns a 3-mile pipeline serving the Reno/Tahoe International Airport. WesPac Pipeline-San Diego LLC owns a 4-mile pipeline serving the San Diego International Airport. Both of these pipelines transport turbine fuel. Both of these entities are joint ventures between BPH and Kealine Partners in which BPH owns a 75% ownership interest in WesPac Pipeline-Reno LLC and a 50% ownership interest in WesPac Pipeline-San Diego LLC. As of June 30, 2004, we have provided approximately $8.3 million in debt financing to these WesPac entities.

Other Business Activities

        Terminalling and Storage.    Through our subsidiaries, we own and operate 38 terminals located in Indiana, Illinois, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania that provide bulk storage and throughput services and have the capacity to store an aggregate of approximately 15.4 million barrels of refined petroleum products. In addition, our subsidiaries own five terminals currently idle in Illinois, Indiana, Kentucky, Michigan and Ohio with an aggregate storage capacity of approximately 924,000 barrels of refined petroleum products. For more information about our recently acquired refined petroleum products terminals, please read "Overview of Recent Acquisition of Midwest Pipelines and Terminals" in this prospectus supplement.

        Other.    Buckeye Gulf Coast Pipe Lines, L.P., or Buckeye Gulf Coast, a wholly owned subsidiary of BPH, is a contract operator of pipelines owned by major chemical companies in Texas, and, to a lesser extent, Louisiana. Buckeye Gulf Coast currently has eight operations and maintenance contracts in place. In addition, Buckeye Gulf Coast owns a 16-mile pipeline located in Texas that it leases to a third-party chemical company. Subsidiaries of Buckeye Gulf Coast also own an approximate 63% interest in a crude butadiene pipeline between Deer Park, Texas and Port Arthur,

Texas that was completed in March 2003. Buckeye Gulf Coast also provides engineering and construction management services to major chemical companies in the Gulf Coast area.

        BPH owns a 24.99% equity interest in West Shore Pipe Line Company. West Shore Pipe Line Company owns and operates a pipeline system that originates in the Chicago, Illinois area and extends north to Green Bay, Wisconsin and west and then north to Madison, Wisconsin. The pipeline system transports refined petroleum products to markets in northern Illinois and Wisconsin. The other equity holders of West Shore are a number of major oil companies. The pipeline is operated under contract by Citgo Pipeline Company.

        BPH also owns a 20% interest in West Texas LPG Pipeline Limited Partnership, or WTP. WTP owns and operates a pipeline system that delivers natural gas liquids to Mont Belvieu, Texas for fractionation. The natural gas liquids are delivered to the WTP pipeline system from the Rocky Mountain region via connecting pipelines and from gathering fields located in West and Central Texas. The majority owner and the operator of WTP are affiliates of ChevronTexaco, Inc.

Partnership Structure and Management

        Our principal executive offices are located at 5002 Buckeye Road, Emmaus, Pennsylvania 18049, and our telephone number is (484) 232-4000.

        The chart on the following page shows our current organization and ownership structure as of October 6, 2004.

Partnership Structure*

*
Ownership percentages are approximate.

The Offering

Issuer	Buckeye Partners, L.P.
Securities offered	$275,000,000 principal amount of 5.300% Notes due 2014.
Interest payment dates	April 15 and October 15 of each year, commencing April 15, 2005.
Maturity date	October 15, 2014.
Redemption
At the issuer's option, any or all of the notes may be redeemed, in whole or in part, at any time, at the redemption prices described under "Description of the Notes—Optional Redemption" in this prospectus supplement.
Ranking	The notes:
• will be senior unsecured indebtedness of the issuer, ranking equally in right of payment with all of its existing and future unsubordinated debt;
• will be non-recourse to the general partner of the issuer;
• will be senior in right of payment to any future subordinated debt of the issuer;
• will be effectively junior to any secured debt of the issuer to the extent of the collateral securing such debt; and
• will be junior to all existing and future debt and other liabilities of the issuer's subsidiaries.

Currently, our subsidiaries have no outstanding indebtedness other than subsidiary guarantees provided by certain of our operating subsidiaries under our $300 million interim loan and our $400 million revolving credit facility.
Covenants	The notes will be issued under an indenture with SunTrust Bank, as trustee, which contains covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:
• incur debt secured by liens;
• engage in sale/leaseback transactions; or
• merge or consolidate with another entity or sell substantially all of our assets to another entity.
Use of Proceeds
We estimate that we will receive net proceeds from this offering of approximately $272.1 million. We plan to use the net proceeds to repay a portion of the outstanding indebtedness under our $300 million interim loan which was used to fund a portion of our acquisition of the Midwest pipelines and terminals from Shell. Please read "Use of Proceeds" beginning on page S-18 of this prospectus supplement.

Ratings	We have obtained the following ratings on the notes: BBB+ by Standard & Poor's Ratings Services and Baa2 by Moody's Investors Service.

A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if the rating agency decides that the circumstances warrant a revision.
Further issuances
The issuer may create and issue further notes ranking equally and ratably in all respects with the notes offered by this prospectus supplement, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Risk Factors

        Investing in the notes involves risks. You should carefully consider the information under the caption "Risk Factors" and all other information in the accompanying prospectus before investing in the notes.

Summary Selected Historical Financial and Operating Data

        We have derived the summary selected historical financial and operating data as of and for each of the years ended December 31, 2001, 2002 and 2003 from our audited financial statements and related notes. We have derived the summary selected historical financial and operating data as of June 30, 2003 and 2004, and for the six-month periods then ended, from our unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the data.

        The results for the six-month period ended June 30, 2004 are not necessarily indicative of the results that may be expected for the full fiscal year. You should read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, each of which is incorporated by reference in this prospectus.

        This data does not include any results from the Midwest pipelines and terminals that we acquired from Shell on October 1, 2004. Financial data for the Midwest pipelines and terminals is unavailable as these assets have historically not been accounted for separately and have not been operated as a separate business unit. For more information, please read "Overview of Recent Acquisition of Midwest Pipelines and Terminals" in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
	(in thousands, except per unit and per barrel data)
				(unaudited)
Income Statement Data:
Revenues	$232,397	$247,345	$272,947	$132,824	$142,301
Operating income	98,331	102,362	109,335	50,268	55,743
Net income(a)	69,402	71,902	30,154	34,285	40,045
Earnings per partnership unit — assuming dilution	$2.55	$2.64	$1.05	$1.21	$1.38
Balance Sheet Data (at period end):
Total assets	$807,560	$856,171	$940,046	$867,488	$966,667
Total debt	373,000	405,000	450,200	357,000	480,032
Partners' capital	352,896	357,432	377,412	417,849	380,324
Cash Flow Data:
Net cash provided from continuing operations	$80,998	$93,095	$109,368	$41,795	$47,911
Capital expenditures	36,667	71,608	42,145	18,313	20,424
Acquisition and investment expenditures	85,551	—	35,988	—	26,500
Distributions to unitholders	66,464	67,932	72,375	35,452	37,668
Cash distributions per partnership unit	$2.450	$2.500	$2.538	$1.263	$1.300
Operating Data:
Transportation volumes (thousands of barrels per day)	1,090.4	1,101.4	1,136.4	1,107.6	1,141.2
Average revenue per barrel shipped (cents per barrel)	51.9	53.3	55.0	54.4	55.8

(a)
Net income in 2003 includes a special charge of $45.5 million related to a yield maintenance premium paid on the retirement of $240 million of senior notes.

Ratio of Earnings to Fixed Charges

        The ratio of earnings to fixed charges for each of the periods indicated below are as follows:

	For the Years Ended December 31,					For the Six Months Ended June 30,
	1999	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	4.43	3.86	4.07	3.79	2.15	4.16

        These computations include us and our operating subsidiaries. For these ratios, "earnings" means the sum of the following:

  •
  pre-tax income from continuing operations; and

  •
  interest on indebtedness.

        The term "fixed charges" means the sum of the following:

  •
  interest on indebtedness;

  •
  capitalized interest; and

  •
  a portion of rents representative of the interest factor.

RISK FACTORS

        An investment in the notes involves risk. You should read carefully the risk factors discussed below and the discussion of risk factors relating to our business under the caption "Risk Factors" beginning on page 5 of the accompanying base prospectus before making a decision to invest in the notes. You should consider carefully these risk factors together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference in this document before investing in the notes.

Risks Related to our Business

We may not be able to realize the expected benefits of our recent acquisition of the Midwest pipelines and terminals from Shell and the transition may be more costly than anticipated.

        Our estimates regarding the earnings, operating cash flow, capital expenditures and liability resulting from our acquisition of the Midwest pipelines and terminals from Shell may prove to be incorrect. We may not be able to generate significant additional throughput on these assets from third parties other than Shell. Further, the competitive pressures in the markets served by the newly acquired assets may be more severe than anticipated. In addition, we may not be able to connect to other pipelines or implement expansion projects on an economic basis. As a result, our revenues could be adversely affected.

        We may also face difficulties integrating the newly acquired assets into our operations on an efficient and timely basis, resulting in significantly higher costs to us than anticipated and thus adversely affecting our revenues. During the transition of operational control of the assets from Shell to us, we may experience unforeseen operating difficulties as we integrate the acquired assets into our existing operations, including difficulties (i) integrating the financial, technological and management standards, processes, procedures and controls of the acquired assets with those of our existing operations; (ii) managing the increased scope, geographic diversity and complexity of our operations; and (iii) mitigating contingent and/or assumed liabilities.

A decline in production at the ConocoPhillips Wood River refinery could materially reduce the volume of refined petroleum products we transport.

        A decline in production at the ConocoPhillips Wood River refinery could materially reduce the volume of refined petroleum products we transport on certain of the pipelines acquired from Shell. As a result, our revenues could be adversely affected. The ConocoPhillips Wood River refinery could partially or completely shut down its operations, temporarily or permanently, due to factors affecting its ability to produce refined petroleum products such as:

  •
  unscheduled maintenance or catastrophic events, such as a fire, flood, explosion or power outage;

  •
  labor difficulties that result in a work stoppage or slowdown;

  •
  environmental proceedings or other litigation that require the halting of all or a portion of the operations the refinery; or

  •
  legislation or regulation that adversely impacts the economics of refinery operations.

        In addition, in connection with our acquisition of the Midwest pipelines and terminals, we entered into a terminalling agreement and a transportation agreement with Shell, providing for minimum pipeline and terminal revenue commitments each year for the next three years. The agreements provide that if an event occurs beyond the control of either us or Shell, Shell has the right to reduce its revenue commitments to us during the period of interruption. Shell relies on the ConocoPhillips Wood River refinery for supply of its refined petroleum products. An interruption at the refinery could trigger this provision in these agreements, thereby allowing Shell to reduce its revenue commitments to us. For more information on our terminalling and transportation agreements with Shell, please read "Overview of Recent Acquisition of Midwest Pipelines and Terminals—Terminalling Agreement and Transportation Agreement" in this prospectus supplement.

We may incur substantial environmental costs and liabilities from the assets acquired from Shell that are not covered by Shell's indemnification of us.

        Some of the assets acquired from Shell have been used for many years to distribute, store or transport petroleum products, and releases may have occurred from terminals or along pipeline rights-of-way that require remediation. In addition, releases may have occurred in the past that have not yet been discovered, which could require costly future remediation. As part of the acquisition, Shell agreed to retain liabilities and expenses related to active environmental remediation projects. In addition, Shell agreed to indemnify us for certain environmental liabilities arising from pre-closing conditions so long as we provide notice of those conditions within two years of the closing of the acquisition. Shell's indemnification obligation is subject to a $250,000 per-claim deductible and a $29.3 million aggregate cap.

        If a significant release or event occurred in the past for which indemnification is not available, it could adversely affect our financial position, and results of operations.

We are obligated under our purchase agreement with Shell to complete any remaining work required by a consent decree with the United States Environmental Protection Agency.

        In 2003, Shell entered into a consent decree with the United States Environmental Protection Agency arising out of a June 1999 incident unrelated to the assets we acquired from Shell. In order to resolve civil liability for the incident, Shell agreed to pay penalties of $10.0 million and to comply with the terms set out in the consent decree. These terms include requirements for testing and maintenance of a number of pipelines owned by Shell, including some of the pipelines we acquired from Shell, the creation of a damage prevention program, submission to independent monitoring and various reporting requirements. In our purchase agreement with Shell, we have agreed to perform, at our own expense, the work required of Shell under the consent decree on two of the pipelines we acquired. Our obligations to Shell with respect to the consent decree extend to approximately 2008, a date five years from the date of the consent decree.

        If the cost of performing this work significantly exceeds our expectations, our results of operations could be adversely affected.

Rate regulation or a successful challenge to the rates we charge on the pipelines acquired from Shell could adversely affect our results of operations.

        The five refined petroleum products pipelines we acquired from Shell are interstate common carrier pipelines regulated by the FERC under the Interstate Commerce Act and the Department of Energy Organization Act. The FERC's primary ratemaking methodology is price indexing. This methodology is used to establish rates on these five newly acquired pipelines. The indexing method allows a pipeline to increase its rates by a percentage equal to the change in the annual producer price index, or PPI. If the PPI is negative, we could be required to reduce these rates that are based on the FERC's price indexing methodology if they exceed the new maximum allowable rate. In addition, changes in the PPI might not be large enough to fully reflect actual increases in the costs associated with the pipelines.

        In decisions involving unrelated pipeline limited partnerships, the FERC has ruled that pass-through entities, like us, may not claim an income tax allowance for income attributable to non-corporate limited partners in justifying the reasonableness of their rates. We believe only a small number of our limited partnership units are held by corporations. Further, in a 2004 decision involving an unrelated pipeline limited partnership, the United States Court of Appeals for the District of Columbia Circuit overruled a prior FERC decision allowing a limited partnership to claim a partial income tax allowance in an opinion that suggested that in the future a limited partnership may not be able to claim any income tax allowance despite being partially owned by a corporation. A shipper or the FERC could rely on these decisions to challenge our indexed rates and claim that, because we, a limited partnership, now own these five pipelines, the pipelines' rates should be reduced. If a challenge were brought and the FERC found that some of the indexed rates exceed levels justified by the cost of service, the FERC would order a reduction in the indexed rates and could require reparations for a period of up to two years prior to the filing of a complaint. As a result, our results of operations could be adversely affected by a reduction in indexed rates or the payment of reparations.

Failure to reduce our funded indebtedness could result in an event of default under our interim loan and our revolving credit facility.

        Our $300 million interim loan and our $400 million five-year revolving credit facility contain certain financial covenants and provisions that require us to reduce our funded indebtedness or increase our earnings over the next year. There can be no assurance that we can generate sufficient earnings or reduce our funded indebtedness in an amount sufficient to comply with the financial covenants and provisions. A failure to comply with the financial covenants and provisions would constitute an event of default under the interim loan and our revolving credit facility, and require the administrative agent under the interim loan and our revolving credit facility, upon request of the lenders providing a majority of loan commitments or outstanding loan amounts, to declare all amounts payable by us under the interim loan and our revolving credit facility immediately due and payable. For more information about the financial covenants and provisions contained in our interim loan and our revolving credit facility, please read "Overview of Recent Acquisition of Midwest Pipelines and Terminals—Acquisition Financing" in this prospectus supplement.

The owner of our general partner has a substantial amount of debt. Default under such debt could result in a change of control of our general partner which would be an event of default under our interim loan and our revolving credit facility.

        BPL Acquisition L.P., the indirect owner of our general partner, financed its purchase of Glenmoor, the indirect owner of our general partner, through a combination of equity capital and the proceeds from a $100 million senior secured credit and guaranty agreement. The credit and guaranty agreement is secured by pledges of substantially all of the assets of BPL Acquisition L.P., Glenmoor, Buckeye Management Company LLC and our general partner, including the interest in our general partner and our general partner's interest in us. If BPL Acquisition L.P. were to default on its obligations under its credit and guaranty agreement, the lenders could exercise their rights under these pledges which could result in a change of control of our general partner and a change of control of us. A change of control would constitute an event of default under our interim loan and our revolving credit facility, and require the administrative agent, upon request of the lenders providing a majority of loan commitments or outstanding loan amounts, to declare all amounts payable by us under the interim loan and our revolving credit facility immediately due and payable.

Risks Related to the Notes

Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

        The notes are a new issue of securities for which there is no established public market. Although we have registered the offer and sale of the notes under the Securities Act of 1933, we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obliged to make a market in the notes, and they may discontinue their market-making activities at any time without notice. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

The notes will be unsecured obligations. As such, the notes will be effectively junior to any secured debt we may have, to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the notes and to the existing and future secured debt of any subsidiaries that guarantee the notes.

        The notes will be our unsecured debt and will rank equally in right of payment with all of our other existing and future unsubordinated debt. The notes will be effectively junior to all our future secured debt, to the existing and future debt of our subsidiaries that do not guarantee the notes and to the secured debt of any subsidiaries that guarantee the notes. Initially, there will be no subsidiary guarantors, and there may be none in the future. Since our operating subsidiaries will not guarantee the notes offered by us in this prospectus supplement, the notes will be effectively subordinated to all debt of our operating subsidiaries.

        If we are involved in any dissolution, liquidation or reorganization, our secured debt holders would be paid before you receive any amounts due under the notes to the extent of the value of the assets securing their debt and creditors of our subsidiaries may also be paid before you receive any amounts due under the notes. In that event, you may not be able to recover any principal or interest you are due under the notes.

We do not have the same flexibility as other types of organizations to accumulate cash which may limit cash available to service the notes or to repay them at maturity.

        Our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner, subject to reasonable reserves as described below. As a result, we do not have the same flexibility as corporations or other entities that do not pay dividends or have complete flexibility regarding the amounts they will distribute to their equity holders. Available cash is generally defined as consolidated cash receipts less consolidated cash expenditures and such retentions for working capital, anticipated cash expenditures and contingences as our general partner deems appropriate. The timing and amount of our distributions could significantly reduce the cash available to pay the principal, premium (if any) and interest on the notes. The board of directors of our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries as it determines are necessary or appropriate.

        Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units will decrease in correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity in sufficient amounts to recapitalize our debt, including the notes.

USE OF PROCEEDS

        We plan to use the net proceeds from the offering, estimated to be approximately $272.1 million (after deducting underwriting discounts and commissions and our offering expenses), to repay a portion of the outstanding indebtedness under our $300 million interim loan which was used to fund a portion of the total purchase price for the acquisition of the Midwest pipelines and terminals from Shell. Affiliates of SunTrust Capital Markets, Inc. and Wachovia Capital Markets, LLC are lenders under our interim loan and will receive their proportionate share of any repayment by us of amounts outstanding under the interim loan from the proceeds of this offering.

        On October 1, 2004, we borrowed the full $300 million under our interim loan at a rate of 4.75% to fund a portion of the total purchase price of the acquisition of the Midwest pipelines and terminals from Shell. The interim loan matures on October 1, 2005. Indebtedness under our interim loan bears interest under one of two rate options, selected by us, equal to either (i) the greater of (a) the federal funds rate plus one half of one percent and (b) SunTrust Bank's prime rate or (ii) LIBOR, in each case plus an applicable margin and a ticking margin. On October 4, 2004, we elected to convert all of the outstanding indebtedness under our interim loan to the LIBOR rate option. Such election will be effective on October 7, 2004 and will result in an average interest rate of 2.465% through November 8, 2004. For more information about our interim loan, please read "Overview of Recent Acquisition of Midwest Pipelines and Terminals—Acquisition Financing" in this prospectus supplement.

        We expect to repay the remaining indebtedness outstanding under our interim loan and to reduce the indebtedness outstanding under our $400 million five-year revolving credit facility with net proceeds from future issuances of equity or long-term senior debt, or a combination thereof, in each case, as market conditions permit. Affiliates of certain underwriters participating in this offering are lenders under our interim loan and our revolving credit facility. For more information, please read "Underwriting—Affiliations" in this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated below are as follows:

	For the Years Ended December 31,					For the Six Months Ended June 30,
	1999	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	4.43	3.86	4.07	3.79	2.15	4.16

        These computations include us and our operating subsidiaries. For these ratios, "earnings" means the sum of the following:

  •
  pre-tax income from continuing operations; and

  •
  interest on indebtedness.

        The term "fixed charges" means the sum of the following:

  •
  interest on indebtedness;

  •
  capitalized interest; and

  •
  a portion of rents representative of the interest factor.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2004 on:

  •
  an historical basis;

  •
  a pro forma basis to give effect to the debt incurred in connection with the acquisition of the Midwest pipelines and terminals from Shell; and

  •
  a pro forma as adjusted basis to give effect to the sale of $275,000,000 principal amount of notes in this offering and the application of the net proceeds from the sale of the notes.

        We expect to repay the remaining indebtedness outstanding under our interim loan and to reduce the indebtedness outstanding under our $400 million five-year revolving credit facility with net proceeds from future issuances of equity or long-term senior debt, or a combination thereof, in each case, as market conditions permit.

        This table should be read in conjunction with our historical consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	As of June 30, 2004 (unaudited)
	Historical	Pro forma	Pro forma as adjusted
	(Dollars in thousands)
Cash and cash equivalents	$14,824	$14,824	$14,824

Long-term debt:
4.625% Notes due 2013	$300,000	$300,000	$300,000
5.300% Notes due 2014 offered hereby (net of discount)	—	—	274,216
6.750% Notes due 2033	150,000	150,000	150,000
Revolving credit facility(a)	30,000 (b)	220,000	220,000
$300 million interim loan	—	300,000	27,571
Adjustment to fair value associated with hedge of fair value	32	32	32

Total long-term debt	480,032	970,032	971,820

Partners' capital:
General partner	2,534	2,534	2,534
Limited partners	379,061	379,061	379,061
Receivable from exercise of options	(923)	(923)	(923)
Accumulated other comprehensive income	(348)	(348)	(348)

Total partners' capital	380,324	380,324	380,324

Total capitalization	$860,356	$1,350,356	$1,352,144

(a)
On August 6, 2004, we entered into a $400 million five-year senior revolving credit facility which replaced our previous $277.5 million five-year revolving credit facility and $100 million 364-day revolving credit facility which would have expired in September 2006 and September 2004, respectively.

(b)
Includes $26.5 million we deposited with Shell as earnest money on June 30, 2004 in connection with our acquisition of the Midwest pipelines and terminals.

OVERVIEW OF RECENT ACQUISITION OF MIDWEST PIPELINES AND TERMINALS

        Substantially all of the information presented below regarding the Midwest pipelines and terminals is based on information provided to us by Shell in connection with our acquisition of these assets.

Overview

        On October 1, 2004, we completed the acquisition from Shell of five refined petroleum products pipelines with aggregate mileage of approximately 900 miles and 24 petroleum products terminals with aggregate storage capacity of approximately 9.3 million barrels located in the Midwestern United States for a total purchase price of $517 million plus an estimated $8 million of transition costs to be incurred over the next six to nine months. We funded a portion of the purchase price with a $300 million interim loan and the balance of the purchase price with borrowings under our $400 million five-year revolving credit facility.

Strategic Rationale

        The acquisition of these assets expands our presence in the Midwestern U.S. markets. According to the Department of Energy's EIA, demand for refined products in PADD II was approximately 4.6 million barrels per day in 2003 while refinery output in the region was approximately 3.4 million barrels per day, resulting in a 1.2 million barrel per day shortfall. This shortfall creates the need for refined petroleum products to be delivered from other regions via pipeline, barge or, to a lesser degree, truck.

        The acquisition more than doubles the number of terminals we operate and provides us with connections to the ConocoPhillips Wood River refinery in Illinois, the Explorer pipeline and other common carrier pipelines throughout the Midwest. The Wood River refinery, with a capacity of 288,000 barrels per day, is ConocoPhillips's largest refinery and the second largest refinery in
PADD II. It is also the only refinery located within a 200-mile radius of the refinery. Our connection to the 1,400-mile Explorer pipeline gives us access to refined products produced in numerous Gulf Coast refining centers.

        In addition, the Shell assets complement our current infrastructure. Several of the pipelines acquired from Shell connect to our existing pipeline system. Given the strategic importance of these assets to us and their connections to our existing pipelines and terminals, we believe that opportunities exist for several expansion projects to improve the utilization of, and integration of the acquired assets into, our existing operations. The pipelines are being integrated into our existing Midwest field operations, and the terminals are being integrated into our existing terminal operations. Additionally, we expect to generate further growth by exploiting opportunities to connect with other pipelines in and around our existing system or to provide additional services for alternative uses, such as the transportation of liquefied petroleum gas.

        We are actively seeking third-party customers for the pipelines and terminals acquired, but we will also continue to serve Shell. Shell historically operated the acquired assets on a proprietary basis leaving a significant portion of capacity unutilized for most of the assets. We expect conversion to third-party service will allow us to experience organic revenue growth through increased throughput volumes. In addition, we have obtained minimum pipeline and terminalling revenue commitments from Shell which we expect will provide stable cash flows from the acquired assets over the next three years. For more information on the pipeline and terminalling revenue commitments from Shell, please read "Risk Factors" and "—Terminalling Agreement and Transportation Agreement" in this prospectus supplement.

Description of the Assets

Pipelines and On-System Terminals

        The five refined product pipelines acquired include the following:

        North Line System.    The North Line System, constructed by Shell in 1952, includes a 309-mile pipeline with current throughput capacity of approximately 96,000 barrels per day out of the ConocoPhillips Wood River refinery in Illinois, three terminals with aggregate storage capacity of over 2.4 million barrels of refined products and a tank farm that can store approximately 620,000 barrels of refined products. The North Line originates 20 miles north of St. Louis, Missouri at the ConocoPhillips Wood River refinery. From the refinery, the North Line delivers refined products to our 136,000 barrel terminal in Harristown, Illinois, to our 620,000 barrel tank farm in Peotone, Illinois and to the Chicago area. At our Peotone tank farm, the North Line splits into two segments. One segment extends northeast to our 1.3 million barrel terminal in Hammond, Indiana. The other segment of the North Line transports refined products northwest to our 993,000 barrel terminal in Argo, Illinois, west of Chicago, and continues to a third-party terminal in Des Plaines, Illinois. From the Des Plaines terminal, turbine fuel is ultimately delivered to Chicago O'Hare International Airport. Our terminals in Hammond and Argo currently receive and our Peotone tank farm has the ability to receive additional volumes of refined petroleum products through various connections with Explorer, TEPPCO, West Shore, Wolverine and Marathon pipelines.

        North Line had average throughput of approximately 74,600 barrels per day in 2003. North Line has available capacity to transport additional volumes.

        East Line System.    The East Line System, constructed in 1968, includes a 355-mile pipeline with a current throughput capacity of approximately 80,000 barrels per day and four terminals with aggregate storage capacity of approximately 2.1 million barrels. East Line originates at the ConocoPhillips Wood River refinery in Illinois and delivers refined products across Illinois, Indiana and Ohio to our 113,000 barrel terminal in Effingham, Illinois, our 627,000 barrel terminal in Zionsville, Indiana, our 188,000 barrel terminal in Muncie, Indiana and our 1.2 million barrel terminal in Lima, Ohio, which is the terminus of the East Line. East Line connects with our existing Buckeye Pipe Line pipeline in Lima, Ohio. Our terminals in Zionsville and Lima receive additional volumes of refined petroleum products through connections with TEPPCO and Inland pipelines, respectively.

        East Line had average throughput of approximately 52,100 barrels per day in 2003. East Line has available capacity to transport additional volumes.

        Two Rivers System.    The Two Rivers System includes a 191-mile pipeline with current throughput capacity of approximately 60,000 barrels per day and a terminal with storage capacity of approximately 1.3 million barrels. Two Rivers originates at our tank farm in Hartford, Illinois which is supplied by the Explorer pipeline. From the tank farm, Two Rivers transports refined products east to Lawrenceville, Illinois and then turns south, terminating at our 1.3 million barrel terminal in Mt. Vernon, Indiana on the Ohio River. The portion of Two Rivers extending from the Hartford tank farm east to Patoka, Illinois was constructed in 2003. The remainder of Two Rivers was constructed in various stages subsequent to 1950.

        Two Rivers had average throughput of approximately 14,900 barrels per day in the four months ended December 31, 2003. Two Rivers has available capacity to transport additional volumes.

        St. Louis 6-Inch Pipeline and ATF Pipeline System.    The St. Louis 6-Inch Pipeline, constructed in 1960, is a 16-mile pipeline with current throughput capacity of approximately 30,000 barrels per day, and the ATF Pipeline System, constructed in 1927, is a 24-mile pipeline with current throughput capacity of approximately 28,000 barrels per day. These pipelines originate at the ConocoPhillips Wood River refinery. The St. Louis 6-Inch Pipeline delivers refined products to our terminal in the greater St. Louis area. The ATF Pipeline System delivers turbine fuel to the Lambert-St. Louis Airport.

        The St. Louis 6-Inch Pipeline had average throughput of approximately 21,400 barrels per day in 2003. The ATF Pipeline System had average throughput of approximately 13,800 barrels per day in 2003. Both the St. Louis 6-Inch Pipeline and the ATF Pipeline System have available capacity to transport additional volumes.

Off-System Terminals

        In addition to the nine terminals located along the five pipelines described above, we also acquired 15 terminals, set forth in the following table, located on major third-party refined products pipeline systems located in the Midwestern United States and along the Ohio River.

Off-System Terminal	Nominal Capacity(1) (Barrels)
Detroit, Michigan	592,000
Cincinnati, Ohio	396,000
Ferrysburg, Michigan	315,000
Taylor, Michigan(2)	310,000
Clermont, Indiana(2)	283,000
Marshall, Michigan	281,000
South St. Louis, Missouri	260,000
Dayton, Ohio	162,000
Cleveland, Ohio	154,000
Rockford, Illinois	148,000
Columbus East, Ohio	143,000
Columbus West, Ohio	142,000
Jackson, Michigan	84,000
Paducah, Kentucky(2)	61,000
North Lima, Ohio	25,000

Total	3,356,000

      (1)
      Nominal capacity does not reflect working capacity.

      (2)
      These terminals are temporarily idle.

Regulatory and Environmental Matters

        All five of the refined petroleum products pipelines are interstate common carriers regulated by the FERC. Tariff rates on these five newly acquired pipelines are established using the FERC's price indexing methodology.

        In 2003, Shell entered into a consent decree with the United States Environmental Protection Agency arising out of a June 1999 incident unrelated to the assets we acquired. In order to resolve civil liability for the incident, Shell agreed to pay penalties of $10 million and to comply with certain terms set out in the consent decree. These terms include requirements for testing and maintenance of a number of pipelines owned by Shell, including the North Line and the East Line, the creation of a damage prevention program, submission to independent monitoring and various reporting requirements. In our purchase agreement with Shell, we have agreed to perform, at our own expense, the work required of Shell on the North Line and the East Line under the consent decree.

Our obligations to Shell with respect to the consent decree extend to approximately 2008, a date five years from the date of the consent decree.

        As part of the acquisition of assets from Shell, Shell agreed to retain liabilities and expenses related to active environmental remediation projects, other than those relating to the consent decree. In addition, Shell agreed to indemnify us for certain environmental liabilities arising from pre-closing conditions relating to the operation of pipelines, tank farms or terminals, so long as we provide notice of those conditions within two years of the closing of the acquisition. Shell's indemnification obligation is subject to a $250,000 per-claim deductible and a $29.3 million aggregate cap. The pre-closing conditions covered by the Shell indemnity include releases of hazardous or toxic substances and violations of certain local, state and federal laws or regulations (either currently in effect or promulgated or amended in the future).

Operation of Acquired Assets

        The acquisition added approximately 900 miles of pipeline to our previous base of approximately 3,560 miles of pipeline. We also acquired 24 refined products terminals, which includes three idle terminals, to add to our previously owned 19 terminals, which included two idle terminals. As part of the integration of these assets, we will add a fifth operating district to our four existing districts to accommodate the increased scope of our operations. We expect the geographic division into five districts to result in efficiencies and to facilitate the integration of operating procedures among our existing assets and the assets acquired from Shell.

        We expect to increase throughput on the pipelines and terminals acquired from Shell by soliciting additional business from third parties other than Shell, including a number of our current customers and former Shell customers. Several major and independent oil companies have already inquired about utilizing some or all of our newly acquired terminals. Any new customers of these assets will be handled by our existing marketing and business development department. In addition, we expect to hire additional employees in this department who will be responsible for the development of growth opportunities.

        To facilitate the integration of these newly acquired assets into our existing refined petroleum products pipeline system, we have entered into a control center transition agreement with Shell. Under the transition agreement, Shell will provide certain pipeline control services in connection with the operation of the assets for up to a twelve-month period from the closing of the acquisition. We will pay Shell approximately $100,000 per month for the first six months of the twelve-month period and, thereafter, the payment will increase to up to approximately $175,000 per month.

        We expect our existing operations personnel and systems to support the operations of the assets acquired from Shell. For instance, we expect to rely on existing, proven hardware and software applications to manage the five newly acquired pipelines. However, we have initiated incremental changes to our existing control systems in order to facilitate the integration of these assets into our existing refined petroleum pipeline system. In addition, we have developed and implemented a new custom-made software package to support our expanded terminal business that, among other things, facilitates terminal transaction invoicing. As part of these support system additions, we are expanding our Supervisory Control System in Macungie, Pennsylvania and have established a terminal support office that will house terminal schedulers as well as support and administrative personnel for Toptech, a software system used to monitor and record terminal transactions.

        To facilitate the integration of the newly acquired assets into our existing refined petroleum pipeline and terminal system we are in the process of hiring approximately 115 additional operating and maintenance employees, the majority of whom previously worked for Shell in comparable positions. We also expect to employ approximately 35 additional support personnel in engineering, accounting and other administrative functions.

Terminalling Agreement and Transportation Agreement

        In connection with our acquisition of the Midwest pipelines and terminals from Shell, we have entered into a terminalling agreement and a transportation agreement with Shell, each with an initial term of three years. Pursuant to the terminalling agreement, Shell has agreed, on an aggregate basis, to throughput volumes through 20 of the acquired terminals sufficient to generate minimum revenues of $19.38 million, $18.43 million and $17.68 million in the first, second and third year following the closing of the acquisition, respectively. The terminalling agreement may be extended, at the option of Shell, for four, two-year periods with the committed revenues for subsequent years based upon the revenues produced by Shell's use of the terminals in the prior year, not to exceed $17.68 million.

        Under the transportation agreement, Shell has agreed to ship volumes on the acquired pipelines (other than the ATF Pipeline System) sufficient to generate minimum revenues of $18.2 million, $17.1 million and $16.3 million in the first, second and third year following the closing of the acquisition, respectively.

        Both of these agreements provide that if an event occurs beyond the control of either us or Shell, Shell has the right to reduce its revenue commitments to us during the period of interruption. Shell relies on the ConocoPhillips Wood River refinery for its supply of refined petroleum products. An interruption at the refinery could trigger this provision in these agreements, thereby allowing Shell to reduce its revenue commitments to us. The terminalling and transportation agreements provide for a combined minimum revenue commitment from Shell averaging approximately $35.7 million per year for the initial three-year term following the closing of the acquisition.

Acquisition Financing

        A portion of the purchase price for the Shell assets was funded with a $300 million interim loan and the balance of the purchase price with borrowings under our $400 million five-year revolving credit facility. We intend to use the net proceeds from this offering to repay a portion of the outstanding indebtedness under our interim loan. We expect to repay the remaining indebtedness outstanding under our interim loan and to reduce the indebtedness outstanding under our revolving credit facility with net proceeds from future issuances of equity or long-term senior debt, or a combination thereof, in each case, as market conditions permit.

        On October 1, 2004, we entered into a $300 million interim loan with SunTrust Bank, as both administrative agent and lender, and Wachovia Bank, National Association, as a lender. The interim loan is guaranteed by certain of our subsidiaries. Our $400 million five-year revolving credit facility is with another syndicate of banks led by SunTrust Bank and is guaranteed by certain of our subsidiaries. The maturity date of the interim loan is October 1, 2005 and the maturity date of the revolving credit facility is August 6, 2009. Borrowings under the interim loan and the revolving credit facility bear interest under one of two rate options, selected by us, equal to either (i) the greater of (a) the federal funds rate plus one half of one percent and (b) SunTrust Bank's prime rate or (ii) LIBOR, as adjusted for statutory reserve requirements for Eurocurrency liabilities, in each case plus an applicable margin and, in respect of the interim loan, plus a ticking margin. The applicable margins are determined based upon the ratings assigned by S&P and Moody's for our senior unsecured non-credit enhanced long-term debt. The ticking margin is determined by the length of time that the interim loan remains outstanding. The applicable margins under both the interim loan and the revolving credit facility will increase during any period in which our funded debt ratio (described below) exceeds 5.25 to 1.0.

        The revolving credit facility and interim loan contain certain covenants and provisions that affect us and certain of our subsidiaries, including, without limitation, covenants and provisions that:

  •
  prohibit us and certain of our subsidiaries from creating or incurring indebtedness (subject to enumerated exceptions);

  •
  prohibit us and certain of our subsidiaries from creating or incurring certain liens on our respective property (subject to enumerated exceptions);

  •
  prohibit us and certain of our subsidiaries from disposing of property that is material to generating Adjusted EBITDA (as defined below); and

  •
  limit consolidations, mergers and asset transfers by us and certain of our subsidiaries (subject to enumerated exceptions).

        More specifically, the facilities require that we maintain specified ratios of:

  •
  funded debt (excluding funded debt of our unrestricted subsidiaries) to consolidated earnings before interest, taxes, depreciation, depletion, amortization and payments made to our general partner pursuant to our incentive compensation arrangement for the preceding four fiscal quarters (excluding any amounts attributable to our unrestricted subsidiaries), or Adjusted EBITDA (referred to as the "funded debt ratio"), as of the end of any fiscal quarter, of no greater than:

  •
  5.75 to 1.00 for the first two quarters following the closing of the purchase of the assets from Shell,

  •
  5.25 to 1.00 for the third quarter following the closing of the purchase of the assets from Shell, and

  •
  4.75 to 1.00 thereafter, subject to a provision for certain increases in connection with future acquisitions; and

  •
  Adjusted EBITDA for the preceding four fiscal quarters to our and our consolidated subsidiaries' (other than unrestricted subsidiaries) payments of principal and interest on debt plus capital expenditures for the preceding four fiscal quarters, as of the end of any fiscal quarter, of greater than 1.25 to 1.00.

        As of June 30, 2004, prior to the consummation of our acquisition of the Midwest pipelines and terminals from Shell, our funded debt ratio was approximately 3.50 to 1.00.

        Affiliates of SunTrust Capital Markets, Inc. and Wachovia Capital Markets, LLC are lenders under our interim loan and will receive their proportionate share of any repayment by us of amounts outstanding under the interim loan from the proceeds of this offering. Affiliates of certain of the underwriters participating in this offering are lenders under our revolving credit facility.

No Historical Financial Information

        Historically, these assets have not been operated as a separate division or subsidiary. Shell operated these assets as part of its more extensive transportation, terminalling, crude oil and refined products operations. As a result, Shell did not maintain complete and separate financial statements for these assets as an independent business unit.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes supplements the general description of the debt securities included in the accompanying prospectus. You should review this description together with the description of the debt securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the accompanying prospectus, this description will control and replace the inconsistent description in the accompanying prospectus. As used in this description, the terms "we", "us" and "our" refer to Buckeye Partners, L.P., and not to any of our subsidiaries or affiliates.

        We will issue the notes under an indenture dated July 10, 2003 (as amended and supplemented from time to time, including a supplement setting forth the terms of the notes), between us and SunTrust Bank, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized some of the material provisions of the notes and the indenture below. The summary supplements the description of the indenture contained in the accompanying prospectus, and we encourage you to read that description for additional material provisions that may be important to you. We also urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. The following description of the notes and the description of the indenture contained in the accompanying prospectus are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture. You may request copies of the indenture from us as set forth under "Where You Can Find More Information" in the accompanying prospectus. Capitalized terms defined in the accompanying prospectus and the indenture have the same meanings when used in this prospectus supplement.

General Description of the Notes

        The notes will be:

  •
  our senior unsecured indebtedness ranking equally in right of payment with all of our existing and future unsubordinated indebtedness;

  •
  non-recourse to our general partner;

  •
  senior in right of payment to any of our future subordinated debt;

  •
  effectively junior to any of our secured debt to the extent of the collateral securing such debt; and

  •
  effectively junior to all existing and future debt and other liabilities of our subsidiaries, including our operating partnerships. Currently, our subsidiaries have no outstanding indebtedness other than subsidiary guarantees provided by certain of our operating subsidiaries under our $300 million interim loan and our $400 million revolving credit facility.

        The notes will not be guaranteed by any of our subsidiaries or affiliates or any other party. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. Except to the extent described below, the indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness.

Further Issuances

        We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes.

Principal, Maturity and Interest

        We will issue the notes in an initial aggregate principal amount of $275,000,000. The notes will mature on October 15, 2014. We will issue the notes in denominations of $1,000 and whole multiples of $1,000.

        Interest on the notes will accrue at the annual rate of 5.300% and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2005. We will make each interest payment to the holders of record at the close of business on the immediately preceding April 1 and October 1 as the case may be.

        Interest on the notes will accrue from October 12, 2004. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

        We will make payments on the notes at the office or agency of the paying agent within the City and State of New York unless we elect to make interest payments by check mailed to you at your addresses set forth in the register of holders.

Structural Subordination

        The notes will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This is because our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and thus the right of you as the holder of notes issued by us, to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including its trade creditors.

Optional Redemption

        The notes will be redeemable, in whole or in part, at our option at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of the notes, and (b) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 20 basis points plus, in each case, accrued and unpaid interest to the date of redemption.

        "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for the date of redemption.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

        "Comparable Treasury Price" means, with respect to any date of redemption, (a) the average of the Reference Treasury Dealer Quotations (as defined below) for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Quotation Agent" means Goldman, Sachs & Co. or another Reference Treasury Dealer (as defined below) appointed by us.

        "Reference Treasury Dealer" means (a) Goldman, Sachs & Co. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealers selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

        Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

        On or before a redemption date, we will deposit with a paying agent (or with the trustee) sufficient money to pay the redemption price and accrued interest on the notes to be redeemed.

        In the event that less than all of the notes are to be redeemed at any time, the trustee will select notes (or any portion of notes in integral multiples of $1,000) for redemption in the manner as the trustee shall deem appropriate and fair, in its sole discretion. However, no note with a principal amount of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least thirty (30) days but not more than sixty (60) days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption and accepted for payment.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to you, and we or any of our subsidiaries may act as paying agent or registrar. However, we will at all times, maintain an office or agency in The City of New York where the notes may be presented for payment and where we will be required to make such payment in the event of such presentation.

Additional Event of Default

        With respect to the notes, the occurrence of any of the following events shall, in addition to the other events or circumstances described in "Events of Default" in the accompanying prospectus, constitute an Event of Default: default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), whether such indebtedness or guarantee now exists or is created after the date of issuance of any notes, if (a) that default (x) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of any grace period provided in such indebtedness (a "Payment Default"), or (y) results in the acceleration of the maturity of such indebtedness to a date prior to its originally stated maturity, and, (b) in each case described in clauses (x) or (y) above, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more.

Covenants

        The discussions under "Limitations on Liens" and "Limitations on Sale-Leasebacks" set forth in "Description of Debt Securities" in the accompanying prospectus will not be applicable to the notes and are replaced in their entirety with the following:

Limitations on Liens

        We will not, nor will we permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any lien upon any Principal Property (as defined below) or upon any Capital Interests (as defined below) of any Restricted Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any debt of us or any other Person (other than the securities issued under the indenture), without in any such case making effective provision whereby all of the securities outstanding under the indenture shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. The following are excluded from this restriction:

  (1)
  Permitted Liens (as defined below);

  (2)
  any lien upon any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

  (3)
  any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

  (4)
  any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary); provided, however, that such lien only encumbers the property or assets so acquired;

  (5)
  any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such Person at the time such Person becomes a Restricted Subsidiary;

  (6)
  any lien upon any property or assets of us or any Restricted Subsidiary in existence on the Issue Date (as defined below) or provided for pursuant to agreements existing on the Issue Date;

  (7)
  liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement in an aggregate amount not in excess of $1 million as to which we or the applicable Restricted Subsidiary have not exhausted our or its appellate rights;

  (8)
  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of liens, in whole or in part, referred to in clauses (1) through (7), inclusive, above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of us and our Restricted Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

  (9)
  any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of us or any Restricted Subsidiary.

        Notwithstanding the foregoing, we may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of us or any Person other than the securities issued under the indenture, that is not excepted by clauses (1) through (9), inclusive, above without securing the securities issued under the indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness (as defined below) from Sale-Leaseback Transactions (as defined below), excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below, does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

        "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

        "Capital Interests" means any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

  (1)
  all current liabilities excluding:

  •
  any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

  •
  current maturities of long-term debt, and

  (2)
  the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

        "Issue Date" means with respect to any series of securities issued under the indenture the date on which securities of that series are initially issued under the indenture.

        "Material Adverse Effect" means:

  (1)
  an impairment of the operation by us and our Restricted Subsidiaries of the pipeline systems of us and our Restricted Subsidiaries which materially adversely affects the manner in which such pipeline systems, taken as a whole, have been operated by us and our Restricted Subsidiaries (whether due to damage to, or a defect in the right, title or interest of us or any of our Restricted Subsidiaries in and to, any of the assets constituting such pipeline system or for any other reason);

  (2)
  a material decline in the financial condition or results of operations or business prospects of us and our Restricted Subsidiaries, taken as a whole: or

  (3)
  our inability to make timely payments of principal and interest on the securities issued under the indenture, in each case as a result (whether or not simultaneous) of the occurrence of one or more events and/or the materialization or failure to materialize of one or more conditions and/or the taking of or failure to take one or more actions described in the indenture by reference to a Material Adverse Effect.

        "Permitted Liens" means:

  (1)
  liens upon rights-of-way for pipeline purposes;

  (2)
  any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

  (3)
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

  (4)
  liens of taxes and assessments which are:

  •
  for the then current year,

  •
  not at the time delinquent, or

  •
  delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

  (5)
  liens of, or to secure performance of, leases, other than capital leases;

  (6)
  any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  (7)
  any lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  (8)
  any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  (9)
  any lien in favor of us or any Restricted Subsidiary;

  (10)
  any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by us or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

  (11)
  any lien securing industrial development, pollution control or similar revenue bonds;

  (12)
  any lien securing debt of us or any Restricted Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the indenture (including the notes) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the indenture (including the notes), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any Restricted Subsidiary in connection therewith;

  (13)
  liens in favor of any Person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

  (14)
  any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

  (15)
  any lien or privilege vested in any grantor, lessor or licensor or permittor or for rent or other charges due or for any other obligations or acts to be performed, the payment of which rent or other charges or performance of which other obligations or acts is required under leases, easements, rights-of-way, licenses, franchises, privileges, grants or permits, so long as payment of such rent or the performance of such other obligations or acts is not delinquent or the requirement for such payment or performance is being contested in good faith by appropriate proceedings;

  (16)
  defects and irregularities in the titles to any property which do not have a Material Adverse Effect;

  (17)
  easements, exceptions or reservations in any property of us or any of our Restricted Subsidiaries granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes for the joint or common use of real property, facilities and equipment, which do not have a Material Adverse Effect;

  (18)
  rights reserved to or vested in any grantor, lessor, licensor, municipality or public authority to control or regulate any property of us or any of our Restricted Subsidiaries or to use any such property; provided, that we or such Restricted Subsidiary shall not be in default in respect of any material obligation (except that we or such Restricted Subsidiary may be contesting any such obligation in good faith) to such grantor, lessor, licensor, municipality or public authority; and provided, further, that such control, regulation or use will not have a Material Adverse Effect;

  (19)
  any obligations or duties to any municipality or public authority with respect to any lease, easement, right-of-way, license, franchise, privilege, permit or grant; or

  (20)
  liens or burdens imposed by any law or governmental regulation, including, without limitation, those imposed by environmental and zoning laws, ordinances, and regulations; provided, in each case, we or any of our Restricted Subsidiaries are not in default in any material obligation (except that we or such Restricted Subsidiary may be contesting any such obligation in good faith) to such Person in respect of such property; provided, further, that the existence of such liens and burdens do not have a Material Adverse Effect.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means, whether owned or leased on the date of the indenture or thereafter acquired:

  (1)
  any pipeline assets of us or any Subsidiary (as defined below) of us, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, that are located in the United States of America or any territory or political subdivision thereof; and

  (2)
  any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary of us that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

  •
  any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and

  •
  any such assets, plant or terminal which, in the good faith opinion of the board of directors of our general partner, is not material in relation to the activities of us or of us and our Subsidiaries, taken as a whole.

        "Restricted Subsidiary" shall mean our subsidiaries identified on Exhibit A of the indenture as well as any Subsidiary of us formed after the date of the indenture that has not been designated by the board of directors of our general partner, at its creation or acquisition, as an Unrestricted Subsidiary (as defined below). We may thereafter redesignate an Unrestricted Subsidiary as a Restricted Subsidiary and it will thereafter be a Restricted Subsidiary; provided, that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary, and provided, further, that no Subsidiary may be designated as an Unrestricted Subsidiary at any time other than at its creation or acquisition.

        "Sale-Leaseback Transaction" means the sale or transfer by us or any Subsidiary of us of any Principal Property to a Person (other than us or a Subsidiary of us) and the taking back by us or any Subsidiary of us, as the case may be, of a lease of such Principal Property.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof; or

  (2)
  in the case of a partnership, more than 50% of the partners' Capital Interests, considering all partners' Capital Interests as a single class, is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

        "Unrestricted Subsidiary" shall mean our subsidiaries identified on Exhibit A of the indenture as well as any Subsidiary of us formed after the date of the indenture that has been designated by the board of directors of our general partner as an "Unrestricted Subsidiary" at the time of its creation or acquisition; provided that no debt or other obligation of such Unrestricted Subsidiary may be assumed or guaranteed by us or any Restricted Subsidiary, nor may any asset of us or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, become encumbered or otherwise subject to the satisfaction thereof.

Limitations on Sale-Leasebacks

        We will not, and will not permit any Subsidiary of us to, engage in a Sale-Leaseback Transaction, unless:

  (1)
  such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

  (2)
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  (3)
  the Attributable Indebtedness from that Sale-Leaseback Transaction is an amount equal to or less than the amount we or such Subsidiary would be allowed to incur as debt secured by a lien on the Principal Property subject thereto without equally and ratably securing the securities issued under the indenture; or

  (4)
  we or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any Pari Passu Debt (as defined below) of us or any Subsidiary of us, or (B) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of us or our Subsidiaries.

        Notwithstanding the foregoing, we may, and may permit any Subsidiary of us to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the securities issued under the indenture) secured by liens upon Principal Properties not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

        "Funded Debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Pari Passu Debt" means any of our Funded Debt, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Funded Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Funded Debt shall be subordinated in right of payment to the securities issued under the indenture.

Additional Covenant

SEC Reports; Financial Statements

        Regardless of whether we are then subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (as amended), from and after the Issue Date of the notes, we will electronically file with the SEC, so long as the notes are outstanding, the annual, quarterly and other periodic reports that we are required to file (or would otherwise be required to file) with the SEC pursuant to Sections 13 and 15(d) of the Securities Exchange Act, and such documents will be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which we are required to file (or would otherwise be required to file) such documents, unless, in each case, such filings are not then permitted by the SEC.

        If such filings are not then permitted by the SEC, or such filings are not generally available on the internet free of charge, from and after the Issue Date of the Notes, we will provide the trustee with, and the trustee will mail to any holder of notes requesting in writing to the trustee copies of, each annual, quarterly and other periodic report specified in Sections 13 and 15(d) of the Securities Exchange Act within 15 days after its Required Filing Date.

Concerning the Trustee

        SunTrust Bank will act as indenture trustee, authenticating agent, security registrar and paying agent with respect to the notes.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the law of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS

        Following the sale of the notes we will have $300 million of 4 5/8% notes due 2013 outstanding and $150.0 million of 6 3/4% notes due 2033 outstanding, in addition to the notes offered hereby. The 4 5/8% notes due 2013 and the 6 3/4% notes due 2033 have substantially similar terms, other than maturity and interest rate, to those of the notes described herein. For a description of our interim loan and our revolving credit facility, please read "Overview of Recent Acquisition of Midwest Pipelines and Terminals—Acquisition Financing."

DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER

        We do not have directors or officers. The executive officers of our general partner perform all management functions for us and our operating subsidiaries in their capacities as officers of our general partner and Buckeye Pipe Line Services Company, or Services Company. Directors of our general partner are appointed by our general partner's sole member, Buckeye Management Company LLC, or BMC, which is indirectly controlled by BPL Acquisition L.P. Officers of our general partner are appointed by its board of directors.

Directors of the General Partner

        Set forth below is certain information concerning the directors of our general partner.

Name, Age and Present Position with General Partner	Business Experience During Past Five Years
William H. Shea, Jr., 49 Chairman of the Board, President and Chief Executive Officer and Director*
Mr. Shea was named Chairman of the Board on May 12, 2004 and Chief Executive Officer and a director of our general partner on September 27, 2000. He has served as President and Chief Executive Officer of the general partner of BPL Acquisition L.P. since May 4, 2004. He served as President and Chief Operating Officer of our general partner from July 1998 to September 2000.
Brian F. Billings, 65 Director†	Mr. Billings became a director of our general partner on December 31, 1998. Mr. Billings was a director of BMC (the predecessor of our current general partner) from October 1986 to December 1998.
Edward F. Kosnik, 59 Director†
Mr. Kosnik became a director of our general partner on December 31, 1998. He was a director of BMC from October 1986 to December 1998. Mr. Kosnik was President and Chief Executive Officer of Berwind Corporation, a diversified industrial real estate and financial services company, from December 1999 until February 2001 and was President and Chief Operating Officer of Berwind Corporation from June 1997 to December 1999.
Jonathan O'Herron, 74 Director†
Mr. O'Herron became a director of our general partner on December 31, 1998. Mr. O'Herron was a director of BMC from September 1997 to December 1998. He has been Managing Director of Lazard Freres & Company, LLC for more than five years.
Joseph A. LaSala, Jr., 49 Director*†
Mr. LaSala became a director of our general partner on April 23, 2001. He has served as Vice President, General Counsel and Secretary of Novell, Inc. since July 11, 2001. Mr. LaSala served as Vice President, General Counsel and Secretary of Cambridge Technology Partners from March 2000 to July 2001. He had been Vice President, General Counsel and Secretary of Union Pacific Resources, Inc. from January 1997 to February 2000.

Frank S. Sowinski, 47 Director†
Mr. Sowinski became a director of our general partner on February 22, 2001. He has served as Executive Vice President of Liz Claiborne, Inc. since January 2004. Mr. Sowinski served as Executive Vice President and Chief Financial Officer of PWC Consulting, a systems integrator company, from May 2002 to October 2002. He was a Senior Vice President and Chief Financial Officer of the Dun & Bradstreet Corporation from October 2000 to April 2001. Mr. Sowinski served as President of the Dun & Bradstreet operating company from September 1999 to October 2000. He had been Senior Vice President and Chief Financial Officer of the Dun & Bradstreet Corporation from November 1996 to September 1999.
Michael B. Hoffman, 53 Director
Mr. Hoffman became a director of our general partner on May 4, 2004, and he has served as a Managing Director at Riverstone Holdings, LLC since February 2003. He has served as a Vice President of the general partner of BPL Acquisition L.P. since May 4, 2004. He currently serves as a member of the board of directors of Belden and Blake Corporation, Capital C Energy LLC, Topaz Power Group, LLC, Microban International, and Onconova Therapeutics, and he serves on the Board of Trustees of Lenox Hill Hospital and Manhattan Eye, Ear and Throat Hospital. Prior to joining Riverstone Holdings, LLC, Mr. Hoffman was a Senior Managing Director and Co-Head of M&A Advisory at The Blackstone Group, where he was also a member of Blackstone's Principal Group Investment Committee.
David M. Leuschen, 54 Director
Mr. Leuschen became a director of our general partner on May 4, 2004. He is a founder of Riverstone Holdings, LLC where he has served as a Managing Director since May 2000. He has served as a Vice President of the general partner of BPL Acquisition L.P. since May 4, 2004. He currently serves as a member of the board of directors of Belden and Blake Corporation, Capital C Energy LLC, Seabulk International Inc., Frontier Drilling ASA, Legend Natural Gas, L.P., InTank, Inc. and Mega Energy LLC. Previously, he served as a director of Cambridge Energy Research Associates, Cross Timbers Oil Company and Magellan GP LLC. He is also the owner and President of Switchback Ranch LLC, an integrated cattle ranching operation in the western United States. Prior to joining Riverstone Holdings, LLC, Mr. Leuschen spent 22 years with Goldman, Sachs & Co. where he founded the firm's Global Energy and Power Group in 1982.

Andrew W. Ward, 37 Director
Mr. Ward became a director of our general partner on May 4, 2004, and he has served as a Principal at Riverstone Holdings, LLC since March 2002. He has served as Vice President and Chief Financial Officer of the general partner of BPL Acquisition L.P. since May 4, 2004. Prior to joining Riverstone Holdings, LLC, Mr. Ward was a Partner and Managing Director with Hyperion Partners/Ranieri & Co., a private equity fund that specialized in investments in the financial services and real estate sectors.

*
Also a director of Services Company.

†
Is a non-employee director of our general partner and is not otherwise affiliated with our general partner or its parent companies.

Executive Officers of the General Partner

        Set forth below is certain information concerning the executive officers of our general partner who also serve in similar positions in Services Company, other than William H. Shea, Jr. whose information is set forth above.

Name, Age and Present Position with General Partner	Business Experience During Past Five Years
Stephen C. Muther, 55 Senior Vice President—Administration, General Counsel and Secretary
Mr. Muther has been Senior Vice President—Administration, General Counsel of our general partner for more than five years. He has served as Secretary Senior Vice President—Administration, General Counsel and Secretary of the general partner of BPL Acquisition L.P. since May 4, 2004.
Robert B. Wallace, 43 Senior Vice President—Finance and Chief Financial Officer
Mr. Wallace was named Senior Vice President—Finance and Chief Financial Officer of our general partner on September 1, 2004. He was an Executive Director in the UBS Energy Group from September 1997 to February 2004.

TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax consequences relating to the purchase, ownership and sale of the notes we are offering. The following summary applies to you only if you hold the notes as capital assets for United States federal income tax purposes, and does not deal with holders that may be subject to special tax rules, such as, for example:

  •
  a regulated investment company;

  •
  U.S. expatriates;

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

  •
  a bank;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a partnership (or other entity treated as a partnership for United States federal income tax purposes);

  •
  a person that owns securities that are a hedge or that are hedged against interest rate or currency risks;

  •
  a person that owns securities as part of a straddle or conversion transaction for tax purposes; or

  •
  a person whose functional currency for tax purposes is not the U.S. dollar.

        If a partnership holds notes, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will be holding notes, you should consult your own tax advisor regarding the tax consequences of the purchase, ownership and sale of the notes.

        The discussion below is based on the United States Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. The discussion set forth below assumes that the notes constitute debt for United States federal income tax purposes. If the notes do not constitute debt for United States federal income tax purposes, the tax consequences of the ownership of such notes could differ materially from the tax consequences described in this discussion. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction.

        If you are considering the purchase of the notes, we encourage you to consult your own tax advisors concerning the particular federal income tax consequences to you and any consequence arising under the laws of any other taxing jurisdiction.

Tax consequences to United States holders

        The following is a summary of certain United States federal income tax consequences to a United States holder of the ownership, sale, redemption or retirement of the notes. You are a United States holder if you are a beneficial owner of a note and you are:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a domestic trust.

Payments of interest

        We do not expect that the notes will be issued with more than a de minimis amount of original issue discount, if any. Thus, stated interest on the notes generally will be taxable to you as ordinary income at the time it is paid or at the time it accrues in accordance with your method of accounting for United States federal income tax purposes.

Sale, exchange, redemption and retirement of the notes

        Upon the sale, taxable exchange, redemption or retirement of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption or retirement (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and your adjusted tax basis in the note.

        Your adjusted tax basis in a note will, in general, be your initial cost thereof, less any principal payments received by you. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, redemption or retirement, the note has been held for more than one year. Long-term capital gains of individuals, estates, and trusts currently are taxed at a maximum rate of 15%. Certain limitations may apply to your use of capital losses.

Information reporting and backup withholding

        In general, if you are a non-corporate person, we and other payors are required to report to the Internal Revenue Service ("IRS") all payments of principal and interest on your note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your note before maturity. In general, any payments with respect to the notes to you will be subject to backup withholding tax if you are a non-corporate person that:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        The backup withholding rate is currently 28%. After December 31, 2010, the backup withholding rate is scheduled to be increased to 31%.

        You generally may obtain a refund of any amounts withheld under the United States backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Tax consequences to Non-United States holders

        The following is a summary of certain United States federal income tax consequences that will generally apply to you if you are a Non-United States holder of notes. The term "Non-United States holder" means a beneficial owner of a note that is not a United States holder. Special rules may apply to certain Non-United States holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies," as such terms are defined in the Code. If you are a Non-United States holder, we encourage you to consult your own tax advisors to determine the particular United States federal, state, local and other tax consequences that may be relevant to you.

Payments of interest

        The 30% United States federal withholding tax (or lower applicable treaty rate) generally will not apply to any payment to you of interest on a note that is not effectively connected with a United States trade or business provided that:

  •
  you do not actually or constructively (under applicable attribution rules) own 10% or more of our capital or profits interest;

  •
  you are not a controlled foreign corporation that is related to us directly or indirectly through stock ownership;

  •
  you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

  •
  (a) you provide your name and address, and certify, under penalties of perjury, that you are not a "United States person" (which certification may be made on an IRS Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, either that it has received IRS Form W-8BEN from you or from another qualifying financial institution intermediary or that it is permitted to establish and has established your non-United States status through other documentary evidence, and otherwise complies with applicable requirements. If the notes are held by or through certain non-United States intermediaries or certain non-United States partnerships, such non-United States intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

        If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will instead be required to pay United States federal income tax on that interest on a net income basis in the same manner as if you were a United States holder, except as otherwise provided by an applicable tax treaty. In addition, if you are a non-United States corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest on the notes which is effectively connected with your conduct of a trade or business in the United States would be included in your earnings and profits.

Sale, exchange, redemption and retirement of notes

        Any gain recognized upon the sale, taxable exchange, redemption or retirement of a note (except with respect to accrued and unpaid interest, which would be taxable as such) will not be subject to the 30% United States federal withholding tax. Such gain also generally will not be subject to United States federal income tax unless:

  •
  that gain is effectively connected with your conduct of a trade or business in the United States (or, in the case of an applicable tax treaty, attributable to your "permanent establishment" in the United States); or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

        A Non-United States holder described in the first bullet point above will generally be required to pay United States federal income tax on the net gain derived from the sale, taxable exchange, redemption or retirement except as otherwise required by an applicable tax treaty, and if such holder is a non-United States corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty.

Estate tax

        A note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  •
  the decedent did not actually or constructively own 10% or more of our capital or profits interest at the time of death; and

  •
  the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Information reporting and backup withholding

        In general, information reporting and backup withholding may apply to certain payments of principal, premium (if any) and interest on the notes to Non-United States holders, as well as to the proceeds of certain sales of notes made through brokers, unless the holder had made appropriate certifications as to its Non-United States status, or has otherwise established an exemption. The certification of foreign status described above under "—Payments of Interest" is generally effective to establish an exemption from backup withholding. However, payments of interest on the notes to Non-United States holders are required to be reported on IRS Form 1042-S even if the payments are not otherwise subject to information reporting.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

        The foregoing discusses certain United States federal income tax consequences of the ownership and disposition of the notes by Non-United States holders. We encourage you to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of the notes, including the effect of any state, local, foreign or other tax laws.

UNDERWRITING

        We and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$82,500,000
Citigroup Global Markets Inc.	$55,000,000
SunTrust Capital Markets, Inc.	$48,125,000
Banc of America Securities LLC	$12,375,000
BNP Paribas Securities Corp.	$12,375,000
J.P. Morgan Securities Inc.	$12,375,000
RBC Capital Markets Corporation	$12,375,000
Wachovia Capital Markets, LLC	$12,375,000
KeyBanc Capital Markets, A Division of McDonald Investments Inc.	$6,875,000
Lehman Brothers Inc.	$6,875,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$6,875,000
UBS Securities LLC	$6,875,000

Total	$275,000,000

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.400% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of notes. If all the notes are not sold at the offering price, the underwriters may change the offering price and the other selling terms.

        The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

        We and our general partner have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Affiliates of Citigroup Global Markets Inc., BNP Paribas Securities Corp., J.P. Morgan Securities Inc., KeyBanc Capital Markets, A Division of McDonald Investments Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, RBC Capital Markets Corporation, SunTrust Capital Markets, Inc. and UBS Securities LLC are lenders under our revolving credit facility. In addition, affiliates of SunTrust Capital Markets, Inc. and Wachovia Capital Markets, LLC are lenders under our interim loan and will receive their proportionate share of any repayment by us of amounts outstanding under the interim loan from the proceeds of this offering. Because more than 10% of the net proceeds of this offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in this offering, this offering will be made in compliance with the applicable provisions of Rule 2710(h) and Rule 2720 of the NASD's conduct rules. Because the notes are investment-grade rated by one or more nationally recognized statistical rating agencies, compliance with these rules only requires the disclosure set forth in this paragraph. Goldman, Sachs & Co. served as financial advisor to us in connection with our acquisition of the Midwest pipelines and terminals from Shell. Citigroup Global Markets Inc. served as Glenmoor's financial advisor in connection with Carlyle/Riverstone's acquisition of all outstanding membership interests of Glenmoor, the indirect owner of our general partner in May of 2004.

LEGAL MATTERS

        The validity of the notes is being passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania and Vinson & Elkins L.L.P., New York, New York. Certain legal matters will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements incorporated in this prospectus supplement by reference from the Partnership's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph as to the Partnership's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports with and furnish other information to the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) will automatically update and may replace information in this prospectus and information previously filed with the SEC. In addition to the documents listed in "Where You Can Find More Information" on page 3 of the accompanying base prospectus, we incorporate by reference the documents listed below:

  •
  Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004; and

  •
  Current Reports on Form 8-K dated September 1, 2004, as amended, and September 30, 2004.

        If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

        You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

5002 Buckeye Road
P.O. Box 368
Emmaus, Pennsylvania
(484) 232-4000
Attn: Investor Relations

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of each document.

Prospectus

$1,000,000,000

Buckeye Partners, L.P.

Limited Partnership Units
Debt Securities

        We, Buckeye Partners, L.P., may offer up to $236,982,500 aggregate initial offering price of limited partnership units and up to $763,017,500 aggregate initial offering price or principal amount of limited partnership units and debt securities from time to time. This prospectus describes the general terms of, and the general manner in which we will offer, these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

        Our limited partnership units are listed on the New York Stock Exchange under the symbol "BPL."

        You should carefully consider the risk factors beginning on page 5 of this prospectus before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2004.

THE PARTNERSHIP

        We provide pipeline transportation service for refined petroleum products. We own and operate one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 3,800 miles of pipeline serving 12 states. We also operate, through wholly owned subsidiaries, approximately 1,400 miles of pipeline under agreements with major oil and chemical companies, as well as 15 refined petroleum products terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania.

        We are a Delaware limited partnership formed in 1986. Limited partnership interests in the Partnership are represented by publicly traded limited partnership units and the limited partners are unitholders.

        Our sole general partner and the sole general partner and manager of each of the operating partnerships is Buckeye Pipe Line Company LLC, a Delaware limited liability company. Buckeye Pipe Line Company owns approximately a 1% general partnership interest in each of our operating partnerships and in the Partnership, for an effective 2% interest in the Partnership.

        On May 4, 2004, the owners of Glenmoor LLC, the ultimate parent company of Buckeye Pipe Line Company, sold Glenmoor to BPL Acquisition L.P., a majority of the equity of which is owned by Carlyle/Riverstone Global Energy and Power Fund II, L.P., or the "Carlyle/Riverstone Fund". In connection with the sale, Buckeye Pipe Line Company was converted from a corporation to a limited liability company in accordance with Delaware law.

        Each of the Partnership, our general partner, Glenmoor and BPL Acquisition is a legally distinct entity with its own assets, debts, obligations and liabilities. The Partnership is not liable for the separate debts, obligations or liabilities of our general partner, Glenmoor or BPL Acquisition and has not pledged its assets to secure any such debts, obligations or liabilities.

        The Carlyle/Riverstone Fund also owns, through affiliates, an interest in Magellan Midstream Holdings, L.P., which owns the general partner interest and approximately 26.3% limited partnership interest in Magellan Midstream Partners, L.P., or "Magellan Partners", a publicly-owned limited partnership that was formerly known as Williams Energy Partners, L.P. The co-general partners of the Carlyle/Riverstone Fund are Riverstone Holdings, or "Riverstone", and The Carlyle Group, or "Carlyle". Riverstone, a New York-based energy and power focused private equity firm founded in 2000, has approximately $1.5 billion under management. Riverstone conducts buyout and growth capital investments in the midstream, upstream, power and oil field service sectors of the energy industry. To date, Riverstone has committed approximately $800 million to 10 investments across each of these four sectors. The Carlyle Group is a global private equity firm with $18.3 billion under management. Carlyle invests in buyouts, venture, real estate and leveraged finance in North America, Europe and Asia. Since 1987, Carlyle has invested $10.8 billion of equity in 317 transactions and employs more than 500 people in 14 countries.

        Although neither the Partnership nor Magellan Partners have extensive operations in the geographic areas primarily served by the other entity, the Partnership will compete directly with Magellan Partners and perhaps other entities in which the Carlyle/Riverstone Fund, Carlyle or Riverstone have an interest for acquisition opportunities throughout the United States and potentially will compete with Magellan Partners and these other entities for new business or extensions of the existing services provided by our operating partnerships. Moreover, the Partnership, on one hand, and Magellan Partners or other entities in which the Carlyle/Riverstone Fund, Carlyle or Riverstone have an interest, on the other hand, may contract with one another for the purchase and sale of goods or services. As a result of these actual and potential conflicts of interest, the board of directors of our general partner has adopted a conflicts of interest policy and related procedures and has required directors who are affiliated with the Carlyle/Riverstone Fund, Riverstone or Carlyle to adopt appropriate procedures to protect the Partnership's proprietary and confidential information. When any director becomes aware of an actual or potential conflict of interest, that director is required to disclose such conflict to the board of directors promptly and the board will determine what actions, if any, should be taken to protect the interests of the Partnership. In certain circumstances, a director will be required to recuse himself from the board's deliberations and any vote on any matter that is the subject of such actual or potential conflict of interest. The conflict of interest policy and procedures are administered by the audit committee of the board of directors of our general partner, acting pursuant to their authority under Section 7.9 of the Partnership's limited partnership agreement.

        Our principal executive offices are located at 5002 Buckeye Road, P. O. Box 368, Emmaus, Pennsylvania, telephone (484) 232-4000. Our website may be accessed at www.buckeye.com. Neither the contents of our website, nor of any other website that may be accessed from our website, are incorporated in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read our SEC filings over the Internet at the SEC's website at www.sec.gov. You may also read and copy documents at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        We also provide information to the New York Stock Exchange because our limited partnership units are traded on the New York Stock Exchange. You may obtain reports and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10002.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose to you important information contained in other documents filed with the SEC by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

  •
  our annual report on Form 10-K, as amended, for the year ended December 31, 2003;

  •
  our quarterly report on Form 10-Q for the quarter ended March 31, 2004;

  •
  our current reports on Form 8-K filed on May 4, 2004 (other than the information furnished under Item 9 of such Form 8-K and the related exhibit) and on July 1, 2004;

  •
  all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the Registration Statement.

        If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

5002 Buckeye Road
P. O. Box 368 Emmaus, Pennsylvania (484) 232-4000 Attention: Investor Relations

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and the accompanying prospectus supplement. We are offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and in any accompanying prospectus supplement is accurate only as of the date of this prospectus and the date of the accompanying prospectus supplement, regardless of the time of delivery of this prospectus and any accompanying prospectus supplement or any sales of the securities. In this prospectus and any accompanying prospectus supplement, the terms "Partnership," "we," "us" and "our" refer to Buckeye Partners, L.P.

RISK FACTORS

        Before you invest in our securities, you should be aware that there are various risks in such an investment, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this document before purchasing our securities.

Risks Inherent to our Business

  Changes in petroleum demand and distribution may adversely affect our business

        Demand for the service provided by our operating partnerships depends upon the demand for petroleum products in the regions served. Prevailing economic conditions, price and weather affect the demand for petroleum products. Changes in transportation and travel patterns in the areas served by our pipelines also affect the demand for petroleum products because a substantial portion of the refined petroleum products transported by our pipelines is ultimately used as fuel for motor vehicles and aircraft. If these factors result in a decline in demand for petroleum products, the business of our operating partnerships would be particularly susceptible to adverse effects because they operate without the benefit of either exclusive franchises from government entities or long term contracts.

        Energy conservation, changing sources of supply, structural changes in the oil industry and new energy technologies also could adversely affect our business. We cannot predict or control the effect of each of these factors on us or our operating partnerships.

        The rate structure of certain of our pipelines is subject to regulation and change by the Federal Energy Regulatory Commission

        Buckeye Pipe Line Company, L.P. and Norco Pipe Line Company, LLC, both of which are subsidiaries of the Partnership, are interstate common carriers regulated by the Federal Energy Regulatory Commission, or FERC, under the Interstate Commerce Act and the Department of Energy Organization Act. Buckeye Pipe Line Company, L.P. presently is authorized to charge rates set by market forces, subject to limitations, rather than by reference to costs historically incurred by the pipeline, in 15 regions and metropolitan areas.

        The Buckeye program is an exception to the generic oil pipeline regulations the FERC issued under the Energy Policy Act of 1992. The generic rules rely primarily on an index methodology that allows a pipeline to change its rates in accordance with an index that the FERC believes reflects cost changes appropriate for application to pipeline rates. In the alternative, a pipeline is allowed to charge market-based rates if the pipeline establishes that it does not possess significant market power in a particular market. The Buckeye rate program was reevaluated by the FERC in July 2000, and was allowed to continue with no material changes. Norco Pipe Line Company, LLC is governed by FERC's generic rules and its rates are subject to change annually in accordance with the index.

        We cannot predict the impact, if any, that a change in the FERC's method of regulating the rates of interstate common carrier pipelines would have on our operations, financial condition or results of operations.

        Our partnership status may be a disadvantage to us in calculating cost of service for rate-making purposes

        In a 2004 decision involving an unrelated oil pipeline limited partnership, the United States Court of Appeals for the District of Columbia Circuit overruled prior FERC precedent allowing an oil pipeline limited partnership to claim an income tax allowance for a portion of its income as part of its cost of service. The court ruled that the pipeline partnership in that case was not entitled to any allowance for income taxes that were not actually paid. While we currently do not use the cost-of-service methodology to support our rates, this decision could adversely affect us should we elect in the future to use the cost-of-service methodology or should we be required to use that methodology to defend our rates if challenged by our customers.

  Environmental regulation may impose significant costs and liabilities on us

        Our operating partnerships are subject to federal, state and local laws and regulations relating to the protection of the environment. Risks of substantial environmental-related liabilities are inherent in pipeline operations, and we cannot assure you that the operating partnerships will not incur material environmental liabilities. Additionally, our costs could increase significantly and we could face substantial liabilities, if, among other developments:

  •
  environmental laws, regulations and enforcement policies become more rigorous; or

  •
  claims for property damage or personal injury resulting from the operations of the operating partnerships are filed.

        Existing or future state or federal government regulations banning or restricting the use of MTBE in gasoline and requiring the use of ultra low-sulfur diesel fuel could adversely affect our results of operations, thereby reducing our ability to make distributions to unitholders or service our debt obligations

        Our pipelines transport gasoline containing MTBE, an oxygenate used extensively to reduce motor vehicle tailpipe emissions. In response to concerns about MTBE's adverse impact on ground or surface water, many states, including New York and Connecticut, have banned or restricted the use of MTBE in gasoline. Other states are considering bans or restrictions on MTBE or opting out of the EPA's reformulated gasoline program, either of which events would reduce the use of MTBE. The phase-out of MTBE may result in a reduction in gasoline volumes delivered by our pipelines. We are unable to quantify the amount by which our transportation volumes might be affected by the phase-out of MTBE. In addition, new requirements for the use of ultra low-sulfur diesel fuel, which will be phased in commencing in 2006 through 2010, could require significant capital expenditures at certain locations in order to permit our facilities to handle this new product grade. At this time we are unable to predict the timing or amount of capital or operating expenditures that would be required to enable us to transport and store ultra low-sulfur diesel fuel.

  Department of Transportation regulations may impose significant costs and liabilities on us

        The operating partnerships' pipeline operations are subject to regulation by the Department of Transportation. These regulations require, among other things, that pipeline operators engage in a regular program of pipeline integrity testing to assess, evaluate, repair and validate the integrity of their pipelines, which, in the event of a leak or failure, could affect populated areas, unusually sensitive environmental areas, or commercially navigable waterways. In response to these regulations, the operating partnerships conduct pipeline integrity tests on an ongoing and regular basis. Depending on the results of these integrity tests, the operating partnerships could incur significant and unexpected capital and operating expenditures, not accounted for in anticipated capital or operating budgets, in order to repair such pipelines to ensure their continued safe and reliable operation.

  Terrorist attacks could adversely affect our business

        Since the attacks of September 11, 2001, the United States government has issued warnings that energy assets, specifically our nation's pipeline infrastructure, may be the future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, refineries or terminals, could have a material adverse effect on our business.

        Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured

        Our operations are subject to operational hazards and unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous materials releases, and other events beyond our control. These events might result in a loss of equipment or life, injury, or extensive property damage, as well as an interruption in our operations. Our operating partnerships operations are currently covered by property, casualty, workers' compensation and environmental insurance policies. In the future, however, we may not be able to maintain or obtain insurance of the type and amount desired at reasonable rates. As a result of market conditions, premiums and deductibles for certain insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position, thereby reducing our ability to make distributions to unitholders, or payments to debt holders.

  Competition could adversely affect our operating results

        Generally, pipelines are the lowest cost method for long-haul overland movement of refined petroleum products. Therefore, our most significant competitors for large volume shipments are other existing pipelines, many of which are owned and operated by major integrated oil companies. In addition, new pipelines (including pipeline segments that connect with existing pipeline systems) could be built to effectively compete with us in particular locations.

        We compete with marine transportation in some areas. Tankers and barges on the Great Lakes account for some of the volume to certain Michigan, Ohio and upstate New York locations during the approximately eight non-winter months of the year. Barges are presently a competitive factor for deliveries to the New York City area, the Pittsburgh area, Connecticut and Ohio.

        Trucks competitively deliver product in a number of areas that we serve. While their costs may not be competitive for longer hauls or large volume shipments, trucks compete effectively for incremental and marginal volumes in many areas that we serve. The availability of truck transportation places a significant competitive constraint on our ability to increase our operating partnerships' tariff rates.

        Privately arranged exchanges of product between marketers in different locations are an increasing but non-quantified form of competition. Generally, these exchanges reduce both parties' costs by eliminating or reducing transportation charges. In addition, consolidation among refiners and marketers that has accelerated in recent years has altered distribution patterns, reducing demand for transportation services in some markets and increasing them in other markets.

        We are a holding company and depend entirely on our operating partnerships' distributions to service our debt obligations and pay cash distributions to our unitholders

        We are a holding company with no material operations. If we do not receive cash distributions from our operating partnerships, we will not be able to meet our debt service obligations or to make cash distributions to our unitholders. Among other things, this would adversely affect the market price of our limited partnership units. We are currently bound by the terms of a revolving credit facility which prohibits us from making distributions to our unitholders if a default under the credit facility exists at the time of the distribution or would result from the distribution. Our operating partnerships may from time to time incur additional indebtedness under agreements that contain restrictions which could further limit each operating partnership's ability to make distributions to us.

        Potential future acquisitions and expansions, if any, may affect our business by substantially increasing the level of our indebtedness and contingent liabilities and increasing our risks of being unable to effectively integrate these new operations

        From time to time, we evaluate and acquire assets and businesses that we believe complement our existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

        Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions.

  Any debt securities will be junior to our operating partnerships' debt

        The debt securities will be issued by the Partnership and will be structurally subordinated to the claims of our operating partnerships' creditors. Holders of the debt securities will not be creditors of our operating partnerships. The claims to the assets of our operating partnerships derive from our own partnership interests in those operating partnerships. Claims of our operating partnerships' creditors will generally have priority as to the assets of our operating partnerships over our own partnership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our operating partnerships' creditors may include:

  •
  general creditors;

  •
  trade creditors;

  •
  secured creditors;

  •
  taxing authorities; and

  •
  creditors holding guarantees.

Risks Relating to Partnership Structure

  We may sell additional limited partnership units, diluting existing interests of unitholders

        Our partnership agreement allows us to issue additional limited partnership units and certain other equity securities without unitholder approval. There is no limit on the total number of limited partnership units and other equity securities we may issue. When we issue additional limited partnership units or other equity securities, the proportionate partnership interest of our existing unitholders will decrease. The issuance could negatively affect the amount of cash distributed to unitholders and the market price of the limited partnership units. Issuance of additional units will also diminish the relative voting strength of the previously outstanding units.

  Our general partner and its affiliates may have conflicts with our partnership

        The directors and officers of the general partner and its affiliates have fiduciary duties to manage the general partner in a manner that is beneficial to its sole member. At the same time, the general partner has fiduciary duties to manage our partnership in a manner that is beneficial to our partnership. Therefore, the general partner's duties to us may conflict with the duties of its officers and directors to its sole member.

        Such conflicts may arise from, among others, the following factors:

  •
  decisions by our general partner regarding the amount and timing of our cash expenditures, borrowings and issuances of additional limited partnership units or other securities can affect the amount of incentive compensation payments we make to our general partner;

  •
  under our partnership agreement we reimburse the general partner for the costs of managing and operating the partnership; and

  •
  under our partnership agreement, it is not a breach of our general partner's fiduciary duties for affiliates of our general partner to engage in activities that compete with us.

        Specifically, our general partner is owned by an affiliate of the Carlyle/Riverstone Fund, which also owns, through affiliates, an interest in the general partner of Magellan Partners. Although neither the Partnership nor Magellan Partners have extensive operations in the geographic areas primarily served by the other entity, the Partnership will compete directly with Magellan Partners and perhaps other entities in which the Carlyle/Riverstone Fund, Riverstone or Carlyle have an interest for acquisition opportunities throughout the United States and potentially will compete with Magellan Partners and these other entities for new business or extensions of the existing services provided by our operating partnerships, creating actual and potential conflicts of interest between the Partnership and affiliates of our general partner.

  Unitholders have limited voting rights and control of management

        Our general partner manages and controls our activities and the activities of our operating partnerships. Unitholders have no right to elect the general partner or the directors of the general partner on an annual or other ongoing basis. However, if the general partner resigns or is removed, its successor must be elected by holders of a majority of the limited partnership units. Unitholders may remove the general partner only by a vote of the holders of at least 80% of the limited partnership units and only after receiving state regulatory approvals required for the transfer of control of a public utility. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to gain control of us or influence our actions.

  Our partnership agreement limits the liability of our general partner

        Our general partner owes fiduciary duties to our unitholders. Provisions of our partnership agreement and the partnership agreements for each of the operating partnerships, however, contain language limiting the liability of the general partner to the unitholders for actions or omissions taken in good faith which do not involve gross negligence or willful misconduct. In addition, the partnership agreements grant broad rights of indemnification to the general partner and its directors, officers, employees and affiliates.

  Unitholders may not have limited liability in some circumstances

        The limitations on the liability of holders of limited partnership interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that we had been conducting business in any state without compliance with the applicable limited partnership statute, or that the unitholders as a group took any action pursuant to our partnership agreement that constituted participation in the "control" of our business, then the unitholders could be held liable under some circumstances for our obligations to the same extent as a general partner.

        Under applicable state law, our general partner has unlimited liability for our obligations, including our debts and environmental liabilities, if any, except for our contractual obligations that are expressly made without recourse to the general partner.

        In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that under some circumstances a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

Tax Risks to Unitholders

        The IRS could treat us as a corporation for tax purposes or changes in law could subject us to entity-level taxation, which would substantially reduce the cash available for distribution to holders of limited partnership units.

        The availability to a unitholder of the federal income tax benefits of an investment in the limited partnership units depends, in large part, on our classification as a partnership for federal income tax purposes. No ruling from the Internal Revenue Service (the "IRS") as to this status has been or is expected to be requested. We are instead relying on the opinion of Morgan, Lewis & Bockius LLP, which is not binding on the IRS.

        If we were classified as a corporation for federal income tax purposes, we would be required to pay tax on our income at corporate tax rates (currently a 35% federal rate), and distributions received by the unitholders would generally be taxed a second time as corporate distributions. Because a tax would be imposed upon us as an entity, the cash available for distribution to the unitholders would be substantially reduced. Treatment of us as a corporation would cause a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of the limited partnership units.

        The law could be changed so as to cause us to be treated as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. Further, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us, the cash available for distribution to you would be reduced.

        A successful IRS contest of the federal income tax positions that we take may adversely affect the market for limited partnership units.

        We have not requested a ruling from the IRS with respect to our classification as a partnership for federal income tax purposes, the classification of any of the revenue from our operations as "qualifying income" under Section 7704 of the Internal Revenue Code, or any other matter affecting us. Accordingly, the IRS may adopt positions that differ from the conclusions expressed in this prospectus or the positions taken by us. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of such conclusions or the positions taken by us. A court may not concur with some or all of our positions. Any contest with the IRS may materially and adversely impact the market for the limited partnership units and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and our general partner.

        Holders of limited partnership units may be required to pay taxes even if they do not receive any cash distributions.

        A unitholder will be required to pay federal income taxes and, in some cases, state and local income taxes on the unitholder's allocable share of our income, even if the unitholder receives no cash distributions from us. We cannot guarantee that a unitholder will receive cash distributions equal to the unitholder's allocable share of our taxable income or even the tax liability to the unitholder resulting from that income. Further, a unitholder may incur a tax liability, in excess of the amount of cash received, upon the sale of the unitholder's limited partnership units.

        Ownership of limited partnership units may have adverse tax consequences for tax-exempt organizations and certain other investors.

        Investment in limited partnership units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to them. For example, virtually all of our taxable income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and thus will be taxable to the unitholder. Very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes.

        There are limits on the deductibility of losses that may adversely affect holders of limited partnership units.

        In the case of taxpayers subject to the passive loss rules (generally, individuals and closely-held corporations), any losses generated by us will only be available to offset our future income and cannot be used to offset income from other activities, including other passive activities or investments. Unused losses may be deducted when the unitholder disposes of the unitholder's entire investment in us in a fully taxable transaction with an unrelated party. A unitholder's share of our net passive income may be offset by unused losses from us carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships.

  Our tax shelter registration could increase the risk of a potential audit by the IRS.

        We are registered with the IRS as a "tax shelter." The IRS has issued to us the following tax shelter registration number: 86280000273. Issuance of the registration number does not indicate that an investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. We cannot guarantee that we will not be audited by the IRS or that tax adjustments will not be made. The rights of a unitholder owning less than a 1% profits interest in us to participate in the income tax audit process are very limited. Further, any adjustments in our tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Each unitholder would bear the cost of any expenses incurred in connection with an examination of the unitholder's personal tax return.

        Recently enacted regulations may require disclosure of an investment in the limited partnership units as a reportable transaction.

        Recently issued final regulations require taxpayers to report certain information on IRS Form 8886 if they participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors, including the existence of book-tax differences common to financial transactions, one or more of which may be present with respect to your investment in our limited partnership units. The IRS has issued a list of items that are excepted from these disclosure requirements. You should consult your own tax advisors concerning the application of any of these factors to your investment in our limited partnership units. Congress is considering legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements. The new regulations also impose obligations on "material advisors," that include any person who makes or provides any written or oral statement to a registered "tax shelter" in connection with a transaction, and receives or expects to receive certain fees with respect to a transaction. As described in "Material Tax Considerations of Unitholders—Administrative Matters—Registration as a Tax Shelter," we have registered as a tax shelter, and, thus, one of our material advisors will be required to maintain a list of specific information, including your name and tax identification number, and to furnish this information to the IRS upon request. Investors should consult their own tax advisors concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

  Tax gain or loss on disposition of limited partnership units could be different than expected.

        A unitholder who sells limited partnership units will recognize the gain or loss equal to the difference between the amount realized, including the unitholder's share of our nonrecourse liabilities, and the unitholder's adjusted tax basis in the limited partnership units. Prior distributions in excess of cumulative net taxable income allocated for a limited partnership unit which decreased a unitholder's tax basis in that limited partnership unit will, in effect, become taxable income if the limited partnership unit is sold at a price greater than the unitholder's tax basis in that limited partnership unit, even if the price is less than the unit's original cost. A portion of the amount realized, whether or not representing gain, may be ordinary income. Furthermore, should the IRS successfully contest some conventions used by us, a unitholder could recognize more gain on the sale of limited partnership units than would be the case under those conventions, without the benefit of decreased income in prior years.

  The reporting of partnership tax information is complicated and subject to audits.

        We will furnish each unitholder with a Substitute Schedule K-1 that sets forth the unitholder's share of our income, gains, losses and deductions. In preparing these schedules, we will use various accounting and reporting conventions and adopt various depreciation and amortization methods. We cannot guarantee that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, our tax return may be audited, which could result in an audit of a unitholder's individual tax return and increased liabilities for taxes because of adjustments resulting from the audit.

        There is a possibility of loss of tax benefits relating to nonconformity of limited partnership units and nonconforming depreciation conventions.

        Because we cannot match transferors and transferees of limited partnership units, uniformity of the tax characteristics of the limited partnership units to a purchaser of limited partnership units of the same class must be maintained. To maintain uniformity and for other reasons, we have adopted certain depreciation and amortization conventions which we believe conform to Treasury Regulations under Section 743(b) of the Internal Revenue Code. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of limited partnership units and could have a negative impact on the value of the limited partnership units.

        Holders of limited partnership units will likely be subject to state, local and other taxes in states where holders of limited partnership units live or as a result of an investment in the limited partnership units.

        In addition to United States federal income taxes, unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which the unitholder resides or in which we do business or own property. A unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. It is the responsibility of each unitholder to file all applicable United States federal, state, local and foreign tax returns. Morgan, Lewis & Bockius LLP has not rendered an opinion on the tax consequences of an investment in us other than with regard to the United States federal income tax consequences.

        Holders of limited partnership units may have negative tax consequences if we default on our debt or sell assets.

        If we default on any of our debt, the lenders will have the right to sue us for non-payment. This could cause an investment loss and negative tax consequences for unitholders through the realization of taxable income by unitholders without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, our unitholders could have increased taxable income without a corresponding cash distribution.

FORWARD-LOOKING STATEMENTS

        Some information in this prospectus or any prospectus supplement may contain forward-looking statements. Such statements use forward-looking words such as "anticipate," "continue," "estimate," "expect," "may," "will," or other similar words. These statements discuss future expectations or contain projections. Specific factors which could cause actual results to differ from those in the forward-looking statements, include:

  •
  price trends and overall demand for refined petroleum products in the United States in general and in our service areas in particular (economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demands);

  •
  changes, if any, in laws and regulations, including, among others, safety, tax and accounting matters or Federal Energy Regulatory Commission regulation of our tariff rates;

  •
  liability for environmental claims;

  •
  security issues affecting our assets, including, among others, potential damage to our assets caused by acts of war or terrorism;

  •
  unanticipated capital expenditures and operating expenses to repair or replace our assets;

  •
  availability and cost of insurance on our assets and operations;

  •
  our ability to successfully identify and complete strategic acquisitions and make cost saving changes in operations;

  •
  expansion in the operations of our competitors;

  •
  our ability to integrate any acquired operations into our existing operations;

  •
  shut-downs or cutbacks at major refineries that use our services;

  •
  deterioration in our labor relations;

  •
  changes in real property tax assessments;

  •
  disruptions to the air travel system; and

  •
  interest rate fluctuations and other capital market conditions.

        When considering forward-looking statements, you should keep in mind the risk factors referred to elsewhere in this prospectus. The events described in our risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. You should consider the above information when reading any forward-looking statements in:

  •
  this prospectus;

  •
  documents incorporated in this prospectus by reference;

  •
  reports that we file with the SEC;

  •
  our press releases; or

  •
  oral statements made by us or any of our officers or other persons acting on our behalf.

USE OF PROCEEDS

        We will use the net proceeds from the sale of the securities for general business purposes, including debt repayment, future acquisitions, capital expenditures and working capital. We may change the potential uses of the net proceeds in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

Twelve Months Ended December 31,					Three Months Ended March 31,
1999	2000	2001	2002	2003	2003	2004
4.43	3.86	4.07	3.79	2.15	3.78	4.23

        These computations include us and our operating partnerships and subsidiaries. For these ratios, "earnings" is the amount resulting from adding the following items:

  •
  pre-tax income from continuing operations;

  •
  portion of rents representative of the interest factor; and

  •
  interest on indebtedness.

        The term "fixed charges" means the sum of the following:

  •
  interest on indebtedness;

  •
  capitalized interest; and

  •
  a portion of rents representative of the interest factor.

DESCRIPTION OF LIMITED PARTNERSHIP UNITS

        As of June 30, 2004, there were issued and outstanding 28,739,246 limited partnership units representing an aggregate 99% limited partnership interest in Buckeye Partners, L.P. The limited partnership units and the 243,914 general partnership units generally participate pro rata in our income, gains, losses, deductions, credits and distributions, subject to the Incentive Compensation Agreement described below.

        Buckeye Partners, L.P. currently has a unit option and distribution equivalent plan which authorizes the granting of options to purchase up to 720,000 limited partnership units to selected employees of Buckeye Pipe Line Services Company. As of June 30, 2004, there were 258,900 limited partnership units issuable upon the exercise of options granted under this plan.

Liquidation

        In the event of a liquidation, dissolution and winding up of the Partnership, the limited partnership units, along with the general partnership units, will be entitled to receive pro rata, to the extent of positive balances in their respective capital accounts, any assets remaining after satisfaction of our liabilities and establishment of reasonable reserves.

Voting

        Each holder of limited partnership units is entitled to one vote for each limited partnership unit on all matters submitted to a vote of the unitholders.

Incentive Compensation

        The Incentive Compensation Agreement between us and our general partner provides that if a quarterly cash distribution exceeds a target of $0.325 per limited partnership unit, we will pay the general partner, for each outstanding limited partnership unit, incentive compensation equal to:

  (1)
  15% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.325 but is not more than $0.35, plus

  (2)
  25% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.35 but is not more than $0.375, plus

  (3)
  30% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.375 but is not more than $0.40, plus

  (4)
  35% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.40 but is not more than $0.425, plus

  (5)
  40% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.425 but is not more than $0.525, plus

  (6)
  45% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.525.

        The general partner is also entitled to incentive compensation for special cash distributions exceeding a target special distribution amount per limited partnership unit. The target special distribution amount generally means the amount which, together with all amounts distributed per limited partnership unit prior to the special distribution compounded quarterly at 13% per annum, would equal $10.00, the initial public offering price of the limited partnership units split two-for-one, compounded quarterly at 13% per annum from the date of the closing of the initial public offering in December 1986. No special cash distributions have ever been paid by the Partnership.

        Without the consent of two-thirds interest of the limited partners, the general partner may not amend the Incentive Compensation Agreement in any material respect unless the amendment, in the good faith opinion of the general partner, does not adversely affect the limited partners in any material respect.

No Preemptive Rights

        No person is entitled to preemptive rights in respect of issuances of securities by Buckeye Partners, L.P.

Transfer Agent and Registrar

        The transfer agent and registrar for the limited partnership units is EquiServe, First Chicago Trust Division. You may contact them at the following address: 525 Washington Boulevard, Jersey City, New Jersey 07310.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will be our direct unsecured general obligations and will be issued under an Indenture, dated July 10, 2003, as supplemented, between us and SunTrust Bank, as trustee, and a supplemental indenture thereto. This Indenture, as supplemented by any supplemental indentures relating to debt securities to be issued hereunder, is referred to herein as the Indenture, and SunTrust Bank, as trustee, is referred to herein as the Trustee.

        The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We and the Trustee have entered into supplements to the Indenture, and may enter into future supplements to the Indenture from time to time. We have summarized selected provisions of the Indenture below. The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You should read the Indenture for provisions that may be important to you, because the Indenture, and not this description, govern your rights as a holder of debt securities. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional Events of Default or covenants; and

  •
  any other terms of the debt securities.

No Limitation on Amount of Debt Securities

        The Indenture does not limit the amount of debt securities that may be issued. The Indenture allows debt securities to be issued up to any principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Registration of Notes

        Debt securities of a series may be issued in certificated or global form. (Sections 2.01 & 2.02)

Denominations

        The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in amounts other than $1,000 each or multiples thereof.

No Personal Liability of General Partner

        Our general partner and its directors, officers, employees and sole member will not have any liability for our obligations under the Indenture or the debt securities. Each holder of debt securities by accepting a debt security waives and releases our general partner and its directors, officers, employees and sole member from all such liability. (Section 1.15) The waiver and release are part of the consideration for the issuance of the debt securities.

Consolidation, Merger or Sale

        We will only consolidate or merge with or into any other partnership or corporation or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indenture, which includes the following requirements:

  •
  the remaining or acquiring partnership or corporation is organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring partnership or corporation assumes our obligations under the Indenture; and

  •
  immediately after giving effect to the transaction no Event of Default exists.

        The remaining or acquiring partnership or corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise our rights and powers under the Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board of directors or officers of the successor. If we sell or transfer all or substantially all of our assets, we will be released from all of our liabilities and obligations under the Indenture and under the debt securities. (Sections 8.01 & 8.02)

Modification of the Indenture

        Under the Indenture, generally, our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. Buckeye Partners, L.P. and the Trustee may amend the Indenture without the consent of any holder of the debt securities to make technical changes, such as:

  •
  correcting errors;

  •
  providing for a successor trustee;

  •
  qualifying the Indenture under the Trust Indenture Act; or

  •
  adding provisions relating to a particular series of debt securities. (Sections 9.01 & 9.02)

Events of Default

        "Event of Default" when used in an Indenture, will mean any of the following:

  •
  failure to pay the principal of or any premium on any debt security when due;

  •
  failure to pay interest on any debt security for 30 days;

  •
  failure to perform any other covenant in the Indenture that continues for 90 days after being given written notice;

  •
  failure to pay when due principal of or interest on debt greater than $100 million of the Partnership or any Subsidiary or acceleration of such debt;

  •
  specific events in bankruptcy, insolvency or reorganization of the Partnership or its subsidiaries; or

  •
  any other Event of Default included in the Indenture or a supplemental indenture. (Section 5.01)

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the interests of the holders. (Section 6.02)

        If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities outstanding of that series may declare the entire principal of and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to specific conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. (Section 5.02)

        Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee indemnity or security satisfactory to the Trustee. (Section 6.01) If they provide this satisfactory indemnification or security, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities unless contrary to law. (Section 5.12)

Limitations on Liens

        The Indenture provides that the Partnership will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any lien upon any Principal Property (as defined below) or upon any shares of capital stock of any Restricted Subsidiary (if such Restricted Subsidiary is a corporation) owning or leasing any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any debt of the Partnership or any other person (other than the debt securities issued thereunder), without in any such case making effective provision whereby all of the debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. The following are excluded from this restriction:

  (1)
  Permitted Liens (as defined below);

  (2)
  any lien upon any property or assets created at the time of acquisition of such property or assets by the Partnership or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

  (3)
  any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

  (4)
  any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Partnership or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Partnership or any Restricted Subsidiary); provided, however, that such lien only encumbers the property or assets so acquired;

  (5)
  any lien upon any property or assets of a person existing thereon at the time such person becomes a Restricted Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Restricted Subsidiary;

  (6)
  any lien upon any property or assets of the Partnership or any Restricted Subsidiary in existence on the Issue Date (as defined below) or provided for pursuant to agreements existing on the Issue Date;

  (7)
  liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement in an aggregate amount not in excess of $1 million as to which the Partnership or the applicable Restricted Subsidiary has not exhausted its appellate rights;

  (8)
  liens arising in connection with Sale-Leaseback Transactions (as defined below) permitted under the Indenture as described below;

  (9)
  any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancings, refundings or replacements of liens, in whole or in part, referred to in clauses (1) through (7) above provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Partnership and its Restricted Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

  (10)
  any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Partnership or any Restricted Subsidiary.

        Notwithstanding the foregoing, under the Indenture, the Partnership may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of the Partnership or any person other than the debt securities, that is not excepted by clauses (1) through (9), inclusive, above without securing the debt securities issued under the Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from Sale-Leaseback Transactions, excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below, does not exceed 10% of Consolidated Net Tangible Assets (as defined below). (Section 10.06)

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

  (1)
  all current liabilities excluding:

  •
  any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

  •
  current maturities of long-term debt.

        and

  (2)
  the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, on the consolidated balance sheet of the Partnership and its consolidated subsidiaries for the Partnership's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

        "Issue Date" means with respect to any series of debt securities issued under either Indenture the date on which debt securities of that series are initially issued under that Indenture.

        "Permitted Liens" means:

  (1)
  liens upon rights-of-way for pipeline purposes;

  (2)
  any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

  (3)
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

  (4)
  liens of taxes and assessments which are:

  •
  for the then current year,

  •
  not at the time delinquent, or

  •
  delinquent but the validity of which is being contested at the time by the Partnership or any Restricted Subsidiary in good faith;

  (5)
  liens of, or to secure performance of, leases, other than capital leases;

  (6)
  any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  (7)
  any lien upon property or assets acquired or sold by the Partnership or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  (8)
  any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  (9)
  any lien in favor of the Partnership or any Restricted Subsidiary;

  (10)
  any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Partnership or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

  (11)
  any lien securing industrial development, pollution control or similar revenue bonds;

  (12)
  any lien securing debt of the Partnership or any Restricted Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the debt securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the debt securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by the Partnership or any Restricted Subsidiary in connection therewith;

  (13)
  liens in favor of any Person (as defined below) to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

  (14)
  any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

  (15)
  any lien or privilege vested in any grantor, lessor or licensor or permittor for rent or other charges due or for any other obligations or acts to be performed, the payment of which rent or other charges or performance of which other obligations or acts is required under leases, easements, rights-of-way, leases, licenses; franchises, privileges, grants or permits, so long as payment of such rent or the performance of such other obligations or acts is not delinquent or the requirement for such payment or performance is being contested in good faith by appropriate proceedings;

  (16)
  defects and irregularities in the titles to any property which do not have a Material Adverse Effect (as defined below);

  (17)
  easements, exceptions or reservations in any property of the Partnership or any of its Restricted Subsidiaries granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes for the joint or common use of real property, facilities and equipment, which do not have a Material Adverse Effect;

  (18)
  rights reserved to or vested in any grantor, lessor, licensor, municipality or public authority to control or regulate any property of the Partnership or any of its Restricted Subsidiaries or to use any such property; provided, that the Partnership or such Restricted Subsidiary shall not be in default in respect of any material obligation (except that the Partnership or such Restricted Subsidiary may be contesting any such obligation in good faith) to such grantor, lessor, licensor, municipality or public authority; and provided, further, that such control, regulation or use will not have a Material Adverse Effect;

  (19)
  any obligations or duties to any municipality or public authority with respect to any lease, easement, right-of-way, license, franchise, privilege, permit or grant; or

  (20)
  liens or burdens imposed by any law or governmental regulation, including, without limitation, those imposed by environmental and zoning laws, ordinances, and regulations; provided, in each case, the Partnership or any of its Restricted Subsidiaries is not in default in any material obligation (except that the Partnership or such Restricted Subsidiary may be contesting any such obligation in good faith) to such Person in respect of such property; provided, further, that the existence of such liens and burdens do not have a Material Adverse Effect.

        "Material Adverse Effect" means:

  (1)
  an impairment of the operation by the Partnership and its Restricted Subsidiaries of the pipeline systems of the Partnership and its Restricted Subsidiaries which materially adversely affects the manner in which such pipeline systems, taken as a whole, have been operated by the Partnership and its Restricted Subsidiaries (whether due to damage to, or a defect in the right, title or interest of the Partnership or any of its Restricted Subsidiaries in and to, any of the assets constituting such pipeline system or for any other reason);

  (2)
  a material decline in the financial condition or results of operations or business prospects of the Partnership and its Restricted Subsidiaries, taken as a whole: or

  (3)
  an inability of the Partnership to make timely payments of principal and interest on the Securities, in each case as a result (whether or not simultaneous) of the occurrence of one or more events and/or the materialization or failure to materialize of one or more conditions and/or the taking of or failure to take one or more actions described in this Indenture by reference to a Material Adverse Effect.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means, whether owned or leased on the date of the Indenture or thereafter acquired:

  (1)
  any pipeline assets of the Partnership or any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, that are located in the United States of America or any territory or political subdivision thereof; and

  (2)
  any processing or manufacturing plant or terminal owned or leased by the Partnership or any Subsidiary that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

  •
  any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and

  •
  any such assets, plant or terminal which, in the good faith opinion of the Board of Directors, is not material in relation to the activities of the Partnership or of the Partnership and its Subsidiaries (as defined below), taken as a whole.

        "Restricted Subsidiary" shall mean the subsidiaries of the Partnership identified on Exhibit A of the Indenture as well as any Subsidiary of the Partnership formed after the date of the Indenture that has not been designated by the Board of Directors, at its creation or acquisition, as an Unrestricted Subsidiary (as defined below). The Partnership may thereafter redesignate an Unrestricted Subsidiary as a Restricted Subsidiary and it will thereafter be a Restricted Subsidiary; provided, that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary, and provided, further, that no Subsidiary may be designated as an Unrestricted Subsidiary at any time other than at its creation or acquisition.

        "Sale-Leaseback Transaction" means the sale or transfer by the Partnership or any Subsidiary of any Principal Property to a Person (other than the Partnership or a Subsidiary) and the taking back by the Partnership or any Subsidiary, as the case may be, of a lease of such Principal Property.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof or

  (2)
  in the case of a partnership, more than 50% of the partners' equity interests, considering all partners' equity interests as a single class is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

        "Unrestricted Subsidiary" shall mean the subsidiaries of the Partnership identified on Exhibit A of the Indenture as well as any Subsidiary of the Partnership formed after the date of the Indenture that has been designated by the Board of Directors as an "Unrestricted Subsidiary" at the time of its creation or acquisition; provided that no Debt or other obligation of such Unrestricted Subsidiary may be assumed or guaranteed by the Partnership or any Restricted Subsidiary, nor may any asset of the Partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, become encumbered or otherwise subject to the satisfaction thereof.

        Limitations on Sale-Leasebacks.    The Indenture provides that the Partnership will not, and will not permit any Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

  (1)
  such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

  (2)
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  (3)
  the Attributable Indebtedness (as defined below) from that Sale-Leaseback transaction is an amount equal to or less than the amount the Partnership or such Subsidiary would be allowed to incur as debt secured by a lien on the Principal Property subject thereto without equally and ratably securing the debt securities; or

  (4)
  the Partnership or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any Pari Passu Debt (as defined below) of the Partnership or any Subsidiary, or (B) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Partnership or its Subsidiaries.

        Notwithstanding the foregoing, under the Indenture the Partnership may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the debt securities) secured by liens upon Principal Properties not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets. (Section 10.07)

        "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights during the remaining term of the lease included in such Sale-Leaseback Transaction including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

        "Funded Debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Pari Passu Debt" means any Funded Debt of the Partnership, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Funded Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Funded Debt shall be subordinated in right of payment to the debt securities.

Payment and Transfer

        Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indenture or any prospectus supplement. Other forms of payment relating to the debt securities will be paid at a place designated by us and specified in a prospectus supplement. (Section 3.07)

        Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 3.05)

Discharging Our Obligations

        We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 13.02)

        We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the Trustee, we meet some specific requirements. Among other things:

  •
  we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

  •
  we may not have a default on the debt securities discharged on the date of deposit;

  •
  the discharge may not violate any of our agreements; and

  •
  the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940. (Section 13.03)

Book Entry, Delivery and Form

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

        Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

        Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

        DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

        Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

The Trustee

        Resignation or Removal of Trustee.    Under the Indenture and the Trust Indenture Act of 1939, as amended, governing Trustee conflicts of interest, any uncured Event of Default with respect to any series of debt securities will force the Trustee to resign as trustee under the Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with its terms and conditions.

        The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series. (Section 6.10)

        Limitations on Trustee if it is Our Creditor.    The Indenture contains limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of the Partnership, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. (Section 6.13)

        Certificates to Be Furnished to Trustee.    The Indenture provides that, in addition to other certificates that may be specifically required by other provisions of the Indenture, every application by us for action by the Trustee shall be accompanied by an officers' certificate stating that, in the opinion of the signers, all conditions precedent to such action have been complied with. (Section 1.02)

MATERIAL TAX CONSIDERATIONS

        This section is a summary of material tax considerations that may be relevant to prospective unitholders. This section and the opinions of Morgan, Lewis & Bockius LLP, our tax counsel, that are set out herein are based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated thereunder and administrative rulings and court decisions, all as currently in effect and all of which are subject to change. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.

        No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individuals and who are citizens or residents of the United States, and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, each prospective unitholder should consult, and should depend on, the unitholder's own tax advisor in analyzing the federal, state, local and foreign tax consequences of the ownership or disposition of the limited partnership units.

Legal Opinions and Advice

        Our tax counsel is of the opinion, subject to the qualifications set forth in the discussion that follows, that for federal income tax purposes (i) each of Buckeye Partners and the operating partnerships will be treated as a partnership and (ii) owners of limited partnership units, with certain exceptions as described in "Partner Status" below, will be treated as partners of Buckeye Partners. In addition, all statements as to matters of law contained in this section are the opinion of Morgan, Lewis & Bockius LLP, unless such statements are made by us or others.

        An opinion of counsel represents only that particular counsel's best legal judgment and does not bind the IRS or the courts. No assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the limited partnership units and the prices at which limited partnership units trade even if we prevail. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and our general partner. Furthermore, no assurance is given that the federal income tax consequences of an investment in us will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may have retroactive effect.

        We have not requested, and do not expect to request, a ruling from the IRS with respect to our classification as a partnership for federal income tax purposes or with respect to any other matter affecting us or holders of our limited partnership units.

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account the partner's proportionate share of the items of income, gain, loss and deduction of the partnership in computing such partner's federal income tax liability, regardless of whether distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's tax basis in the partner's partnership interest.

        Morgan, Lewis & Bockius LLP is of the opinion that each of we and the operating partnerships has been and will be classified as a partnership for federal income tax purposes, provided that:

  (1)
  Neither we nor the operating partnerships have elected or will elect to be treated as a corporation;

  (2)
  We and the operating partnerships have been and will be operated in accordance with (i) all applicable partnership statutes and (ii) the partnership agreement or operating partnership agreement (whichever is applicable);

  (3)
  For each of our taxable years from and after our formation, 90% or more of our gross income has been and will be derived (i) from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or (ii) from other items of "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code;

  (4)
  We would not be a regulated investment company as described in Section 851(a) of the Internal Revenue Code if we were a domestic corporation.

        Buckeye Partners believes that such assumptions have been true in the past and expects that such assumptions will be true in the future.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income," as described in clause (3) above. If we fail to meet this qualifying income exception in any taxable year, other than a failure that is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we transferred all of our assets (subject to liabilities) to a newly formed corporation, as of the first day of such taxable year, in return for stock in that corporation, and as if we then distributed that stock to our partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to our partners and to us, so long as we do not have liabilities at that time in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we or any of the operating partnerships were treated as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our net income would be subject to tax at corporate rates. In addition, any distribution we made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, then, in the absence of earnings and profits, would be treated as a nontaxable return of capital to the extent of the unitholder's tax basis in the unitholder's limited partnership units, and then would be treated as taxable capital gain after the unitholder's tax basis in the limited partnership units had been reduced to zero. Accordingly, treatment of us or any of our operating partnerships as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the limited partnership units.

        The discussion below is based on the assumption that we and the operating partnerships will be classified as a partnership for federal income tax purposes.

Tax Treatment of Unitholders

  Partner Status

        Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose limited partnership units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of the rights attendant to the ownership of their limited partnership units, will be treated as our partners for federal income tax purposes. Because there is no direct authority addressing assignees of limited partnership units who are entitled to execute and deliver transfer applications but who fail to do so, such assignees may not be treated as our partners for federal income tax purposes. Further, assignees of limited partnership units who are entitled to execute and deliver transfer applications but fail to do so may not receive some federal income tax information or reports furnished to record holders of limited partnership units. No part of our income, gain, deductions or losses is reportable by a unitholder who is not a partner for federal income tax purposes, and any distributions received by such a unitholder should therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

        An owner of limited partnership units whose limited partnership units have been transferred to a short seller to complete a short sale would appear to lose the status as a partner with respect to such limited partnership units for federal income tax purposes and may recognize gain or loss on such transfer. If such a person is not a partner, no part of our income, gain, deduction or loss with respect to those limited partnership units would be reportable by that person, any payments received by that person in lieu of cash distributions with respect to those limited partnership units would be fully taxable and all of such payments would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their limited partnership units.

        In the following portions of this section, the word "unitholder" refers to a holder of our limited partnership units who is one of our partners.

  Allocation of Partnership Income, Gain, Loss and Deduction

        In general, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their respective percentage interests in us.

        Certain items of our income, gain, loss or deduction will be allocated as required or permitted by Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of property heretofore contributed to us. Allocations may also be made to account for the difference between the fair market value of our assets and their tax basis at the time of any offering made pursuant to this prospectus.

        In addition, certain items of recapture income which we recognize on the sale of any of our assets will be allocated to the extent provided in regulations, which generally require such depreciation recapture to be allocated to the partner who (or whose predecessor in interest) was allocated the deduction giving rise to the treatment of such gain as recapture income.

  Alternative Minimum Tax

        Each unitholder will be required to take into account the unitholder's share of our items of income, gain, loss or deduction for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an item of tax preference for this purpose. A unitholder's alternative minimum taxable income derived from us may be higher than the unitholder's share of our net income because we may use accelerated methods of depreciation for federal income tax purposes. Prospective unitholders should consult their tax advisors as to the impact of an investment in limited partnership units on their liability for the alternative minimum tax.

  Treatment of Distributions by Buckeye Partners

        Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of the tax basis the unitholder has in the unitholder's limited partnership units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be gain from the sale or exchange of the limited partnership units, taxable in accordance with the rules described under "Disposition of Limited Partnership Units," below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that unitholder. In particular, our issuance of additional limited partnership units (including, for example, as a result of this offering) may decrease each unitholder's share of our nonrecourse liabilities, resulting in a deemed cash distribution.

        A non-pro rata distribution of money or property may result in ordinary income to a unitholder if such distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code (collectively, "Section 751 assets"). In that event, the unitholder will be treated as having received as a distribution the portion of the Section 751 assets that used to be allocated to such partner and as having exchanged such portion of our assets with us in return for the non-pro rata portion of the actual distribution made to the unitholder. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, the amount of which is the excess of (1) the non-pro rata portion of such distribution over (2) the unitholder's tax basis for the share of such Section 751 assets deemed relinquished in the exchange.

  Basis of Limited Partnership Units

        A unitholder will have an initial tax basis for the unitholder's limited partnership units equal to the amount the unitholder paid for the limited partnership units, plus the unitholder's share of our nonrecourse liabilities. The unitholder's basis will be increased by the unitholder's share of our income and by any increase in the unitholder's share of our nonrecourse liabilities. The unitholder's basis will be decreased, but not below zero, by the unitholder's share of our distributions, by the unitholder's share of our losses, by any decrease in the unitholder's share of our nonrecourse liabilities and by the unitholder's share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized.

  Limitations on Deductibility of Buckeye Partners' Losses

        The deduction by a unitholder of that unitholder's share of our losses will be limited to the amount of that unitholder's tax basis in the limited partnership units and, in the case of an individual unitholder or a corporate unitholder who is subject to the "at risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a limited partnership unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation.

        In general, a unitholder will be at risk to the extent of the unitholder's tax basis in the unitholder's limited partnership units, excluding any portion of that basis attributable to the unitholder's share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold the unitholder's limited partnership units if the lender of such borrowed funds owns an interest in us, is related to such a person or can look only to limited partnership units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's limited partnership units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in the unitholder's share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts, certain closely-held corporations and personal service corporations can deduct losses from passive activities, which include any trade or business activity in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. Moreover, the passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses generated by us will be available to our partners who are subject to the passive loss rules only to offset future passive income generated by us and, in particular, will not be available to offset income from other passive activities, investments or salary. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when the unitholder disposes of the unitholder's entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." The IRS has announced that Treasury Regulations will be issued to characterize net passive income from a publicly traded partnership as investment income for purposes of the limitations on the deductibility of investment interest. In addition, a unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) our interest expense attributed to portfolio income, and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a limited partnership unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income and certain gains attributable to the disposition of property held for investment.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We currently use the calendar year as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income the unitholder's share of our income, gain, loss and deduction for each of our taxable years that ends within or with each of the unitholder's taxable years. In addition, a unitholder who disposes of all of the unitholder's limited partnership units following the close of our taxable year but before the close of the unitholder's taxable year must include the unitholder's share of our income, gain, loss and deduction in income for the unitholder's taxable year with the result that the unitholder will be required to report in income for the unitholder's taxable year the unitholder's share for more than one year of our income, gain, loss and deduction.

  Initial Tax Basis, Depreciation, Amortization and Certain Nondeductible Items

        We use the adjusted tax basis of our various assets for purposes of computing depreciation and cost recovery deductions and gain or loss on any disposition of such assets. If we dispose of depreciable property, all or a portion of any gain may be subject to the recapture rules and taxed as ordinary income rather than capital gain.

        The costs incurred in promoting the issuance of limited partnership units (i.e., syndication expenses) must be capitalized and cannot be deducted by us currently, ratably or upon our termination.

Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and syndication expenses, which may not be amortized, but underwriting discounts and commissions are treated as syndication costs.

  Section 754 Election

        We have made the election permitted by Section 754 of the Internal Revenue Code, which permits us to adjust the tax basis of our assets as to each purchaser of our limited partnership units pursuant to Section 743(b) of the Internal Revenue Code to reflect the purchaser's purchase price. The Section 743(b) adjustment is intended to provide a purchaser with the equivalent of an adjusted tax basis in the purchaser's share of our assets equal to the value of such share that is indicated by the amount that the purchaser paid for the limited partnership units.

        A Section 754 election is advantageous if the transferee's tax basis in the transferee's limited partnership units is higher than such limited partnership units' share of the aggregate tax basis of our assets immediately prior to the transfer because the transferee would have, as a result of the election, a higher tax basis in the transferee's share of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in the transferee's limited partnership units is lower than such limited partnership units' share of the aggregate tax basis of our assets immediately prior to the transfer. The Section 754 election is irrevocable without the consent of the IRS.

        We intend to compute the effect of the Section 743(b) adjustment so as to preserve our ability to determine the tax attributes of a limited partnership unit from its date of purchase and the amount paid therefor. In that regard, we have adopted depreciation and amortization conventions that we believe conform to Treasury regulations under Section 743(b) of the Internal Revenue Code.

        The calculations involved in the Section 754 election are complex and are made by us on the basis of certain assumptions as to the value of our assets and other matters. There is no assurance that the determinations made by us will prevail if challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether.

  Valuation of Buckeye Partners' Property and Basis of Properties

        The federal income tax consequences of the ownership and disposition of limited partnership units will depend in part on our estimates of the fair market values and our determinations of the adjusted tax basis of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the fair market value estimates ourselves. These estimates and determinations are subject to challenge and will not be binding on the IRS or the courts. If such estimates or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and might incur interest and penalties with respect to these adjustments.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any partner, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders.

Disposition of Limited Partnership Units

  Recognition of Gain or Loss

        A unitholder will recognize gain or loss on a sale of limited partnership units equal to the difference between the amount realized and the unitholder's tax basis in the limited partnership units sold. A unitholder's amount realized is measured by the sum of the cash and the fair market value of other property received plus the unitholder's share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of limited partnership units could result in a tax liability in excess of any cash received from such sale.

        Gain or loss recognized by a unitholder, other than a "dealer" in limited partnership units, on the sale or exchange of a limited partnership unit will generally be a capital gain or loss. Capital gain recognized by an individual on the sale of limited partnership units held for more than one year will generally be taxed at a maximum rate of 15% (such rate to be increased to 20% for taxable years beginning after December 31, 2008). A portion of this gain or loss (which could be substantial), however, will be separately computed and will be classified as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other unrealized receivables or to inventory items owned by us. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the limited partnership units and will be recognized even if there is a net taxable loss realized on the sale of the limited partnership units. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of limited partnership units. Net capital loss may offset capital gains and no more than $3,000 ($1,500 in the case of a married individual filing a separate return) of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold based upon relative fair market values. On the other hand, a selling unitholder who can identify limited partnership units transferred with an ascertainable holding period may elect to use the actual holding period of the limited partnership units transferred. A unitholder electing to use the actual holding period of limited partnership units transferred must consistently use that identification method for all later sales or exchanges of limited partnership units.

        Certain provisions of the Internal Revenue Code treat a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold or assigned at its fair market value, if the taxpayer or a related person enters into (i) a short sale, (ii) an offsetting notional principal contract or (iii) a futures or forward contract with respect to the partnership interest or substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or a related person acquires the partnership interest or substantially similar property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, we will prorate our annual taxable income and losses on a monthly basis and such income and losses as so prorated will be subsequently apportioned among the unitholders in proportion to the number of limited partnership units owned by each of them as of the opening of the principal national securities exchange on which the limited partnership units are then traded on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders as of such date for the month in which that gain or loss is recognized. As a result, a unitholder transferring limited partnership units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

        If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

  Notification Requirements

        A unitholder who sells or exchanges limited partnership units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a limited partnership unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration paid or received for the limited partnership unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  Constructive Termination

        Buckeye Partners will be considered terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Any such termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year that does not end with our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in that unitholder's taxable income for the year of termination. New tax elections required to be made by us, including a new election under Section 754 of the Internal Revenue Code, must be made subsequent to a termination and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

  Uniformity of Units

        Because we cannot match transferors and transferees of limited partnership units, we must maintain uniformity of the economic and tax characteristics of the units for holders of these units. To maintain uniformity and for other reasons, we have adopted certain depreciation and amortization conventions which we believe conform to Treasury Regulations under Section 743(b) of the Internal Revenue Code. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to holders of limited partnership units and could have a negative impact on the value of the limited partnership units.

Tax-Exempt Organizations and Certain Other Investors

        Ownership of limited partnership units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Much of the taxable income derived by such an organization from the ownership of a limited partnership unit will be unrelated business taxable income, and thus will be taxable to such a unitholder.

        A regulated investment company, or "mutual fund," is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. We anticipate that no significant amount of our gross income will include that type of income.

        Non-resident aliens and foreign corporations, trusts or estates which hold limited partnership units will be considered to be engaged in business in the United States on account of ownership of limited partnership units. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss, or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly traded partnerships, we will withhold taxes at the highest marginal rate applicable to individuals on actual cash distributions made to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent, EquiServe, First Chicago Trust Division, in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        Because a foreign corporation that owns limited partnership units will be treated as engaged in a United States trade or business, such a corporation will also be subject to United States branch profits tax at a rate of 30% (or any applicable lower treaty rate) of the portion of any reduction in the foreign corporation's "U.S. net equity" which is the result of our activities. In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling by the IRS, gain recognized by a foreign unitholder who sells or otherwise disposes of a limited partnership unit will be subject to federal income tax as effectively connected with a United States trade or business of the foreign unitholder in whole or in part. Apart from the ruling, a foreign unitholder would not be taxed upon the disposition of a limited partnership unit if that foreign unitholder has held 5% or less in value of the limited partnership units at all times during the 5-year period ending on the date of the disposition and if the limited partnership units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, certain tax information, including a Substitute Schedule K-1, that sets forth such unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various tax accounting and reporting conventions. We cannot assure prospective unitholders that the IRS will not successfully contend in court that such tax accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the limited partnership units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns. Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints our general partner as our tax matters partner.

        The tax matters partner will make certain elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the tax matters partner. The tax matters partner may seek judicial review, by which all of the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in our profits and by unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. However, if we elect to be treated as a large partnership, which we do not intend to do, a unitholder will not have a right to participate in settlement conferences with the IRS or to seek a refund.

        A unitholder must file a statement with the IRS identifying the treatment of any item on the unitholder's federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us the following information: (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of limited partnership units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on limited partnership units that they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the limited partnership units with the information furnished to us.

  Registration as a Tax Shelter

        The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. Although we may not be subject to the registration requirement on the basis that we do not constitute a tax shelter, our general partner has registered us as a tax shelter with the Secretary of the Treasury in light of the substantial penalties which might be imposed if registration is required and not undertaken. The IRS has issued to us the following tax shelter registration number: 86280000273. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. We must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a limited partnership unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a limited partnership unit to furnish the registration number to the transferee is $100 for each such failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or our income is included. A unitholder who fails to disclose the tax shelter registration number on the unitholder's return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure.

        Recently issued final regulations require taxpayers to report certain information on IRS Form 8886 if they participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors, including the existence of book-tax differences common to financial transactions, one or more of which may be present with respect to your investment in our limited partnership units. The IRS has issued a list of items that are excepted from these disclosure requirements. You should consult your own tax advisors concerning the application of any of these factors to your investment in our limited partnership units. Congress is considering legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements. The new regulations also impose obligations on "material advisors," that include any person who makes or provides any written or oral statement to a registered "tax shelter" in connection with a transaction, and receives or expects to receive certain fees with respect to a transaction. As described above, we have registered as a tax shelter, and, thus, one of our material advisors will be required to maintain a list of specific information, including your name and tax identification number, and to furnish this information to the IRS upon request. Investors should consult their own tax advisors concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

        More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included as a share of our income by a unitholder might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

        In addition to federal income taxes, a unitholder will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which such unitholder resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on such unitholder's investment in us. We currently conduct business in 14 states including California, Connecticut, Florida, Illinois, Indiana, Louisiana, Massachusetts, Michigan, Nevada, New Jersey, New York, Ohio, Pennsylvania and Texas. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require that we, or we may elect to, withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Our withholding of an amount, which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Any amount that is withheld will be treated as distributed to unitholders. Based on current law and our estimate of future operations, we anticipate that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences of the unitholder's investment in us under the laws of pertinent states and localities. Accordingly, each prospective unitholder should consult, and must depend upon, the unitholder's own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal, tax returns that may be required of such unitholder. Morgan, Lewis & Bockius LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        Because the terms and corresponding tax consequences of various debt issuances may differ significantly, descriptions of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of any such debt securities.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby:

  •
  directly to purchasers;

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  through agents;

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  through underwriters; and

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  through dealers.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act.

The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

        The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Partnership's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph as to the Partnership's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$275,000,000

Buckeye Partners, L.P.

5.300% Notes due 2014

Goldman, Sachs & Co.
Citigroup

SunTrust Robinson Humphrey
Banc of America Securities LLC
BNP PARIBAS
JPMorgan
RBC Capital Markets
Wachovia Securities
KeyBanc Capital Markets
Lehman Brothers
Merrill Lynch & Co.
UBS Investment Bank

QuickLinks

Prospectus Supplement to Prospectus dated July 28, 2004.
SUMMARY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
OVERVIEW OF RECENT ACQUISITION OF MIDWEST PIPELINES AND TERMINALS
DESCRIPTION OF THE NOTES
DESCRIPTION OF OTHER INDEBTEDNESS
DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER
TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Prospectus

THE PARTNERSHIP
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF LIMITED PARTNERSHIP UNITS
DESCRIPTION OF DEBT SECURITIES
MATERIAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS